                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64130
PROSPECTUS
                                  NORTEK, INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2011
             ($250,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
               9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2011
                            ------------------------

     We are offering to exchange our 9 7/8% Series B Senior Subordinated Notes due 2011, or exchange notes, for all of our outstanding 9 7/8% Senior Subordinated Notes due 2011, or notes. We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We have registered the exchange notes under the Securities Act of 1933, while we have not registered the notes. The form and terms of the exchange notes and the notes are identical in all material respects, except for various transfer restrictions and registration rights relating to the notes.

     The exchange offer will remain open for not less than 30 days from the date we mail notice of the exchange offer to note holders. We will accept for exchange all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on August 15, 2001, unless we extend this exchange offer. You may withdraw the tender of your notes at any time prior to this date and time. Although our offer is subject to customary conditions, it is not conditioned upon any minimum principal amount of notes being tendered for exchange.

     Information about the exchange notes:

     - The exchange notes will mature on June 15, 2011.

     - We will pay interest on the exchange notes every six months, on June 15 and December 15, beginning on December 15, 2001.

     - We may redeem the exchange notes at any time after June 15, 2006.

     - If we sell certain assets and do not use the proceeds as specified in the indenture or experience a specific kind of change in control, we must offer to repurchase all or a portion of the exchange notes.

     - The exchange notes are subordinated to all of our current and future senior indebtedness, except indebtedness that expressly provides otherwise. The exchange notes are also effectively subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

     We will not receive any proceeds from the issuance of the exchange notes. We will pay all the expenses incurred by us in connection with this exchange offer and issuance of the exchange notes.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 11 IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

     Neither the Securities and Exchange Commission (the Commission) nor any state securities commission has approved or disapproved of our offer of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 12, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
Where You Can Find More Information.........................   ii
Summary.....................................................    1
Risk Factors................................................   11
Use of Proceeds.............................................   15
Capitalization..............................................   16
Selected Historical Consolidated Financial Data.............   18
Description of Exchange Notes...............................   21
The Exchange Offer..........................................   51
Description of Outstanding Indebtedness.....................   60
United States Federal Income Tax Considerations.............   63
Plan of Distribution........................................   67
Legal Matters...............................................   67
Experts.....................................................   67

                          ---------------------------

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY REQUEST THIS INFORMATION AT NO COST, BY WRITING OR CALLING US AT THE FOLLOWING ADDRESS OR TELEPHONE NUMBER: NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360, ATTENTION: ALMON C. HALL (TELEPHONE NUMBER: (401) 751-1600).

     IN ORDER TO ENSURE TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS IN ADVANCE OF THE DATE ON WHICH YOU EXPECT TO MAKE YOUR DECISION WITH RESPECT TO THE EXCHANGE OFFER. IN ANY EVENT, YOU MUST REQUEST THIS INFORMATION PRIOR TO AUGUST 7, 2001.

     This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but are qualified in their entirety by reference to the full and complete text of the related documents. We will make copies of these documents available to you at your request.

     This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction.

     All resales must be made in compliance with state securities or blue sky laws. Compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

     THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR NOTES.

                            ------------------------

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                      WHERE YOU CAN FIND MORE INFORMATION

     The following documents or portions thereof filed with the SEC are incorporated into this prospectus by reference:

          - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 16, 2001;

          - Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed with the Commission on May 9, 2001;

          - Our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the Commission on March 27, 2001;

          - Our Current Report on Form 8-K, filed with the Commission on January 29, 2001;

          - Our Current Report on Form 8-K, filed with the Commission on January 31, 2001;

          - Our Current Report on Form 8-K, filed with the Commission on June 6, 2001;

          - Our Current Report on Form 8-K, filed with the Commission on June 8, 2001; and

          - Our Current Report on Form 8-K, filed with the Commission on June 13, 2001.

     All other documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide to any prospective investor, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any and all information that has been incorporated by reference herein. Such information will be provided upon written or oral request and at no cost to the requester. Such requests can be made by contacting Almon C. Hall, Vice President, Controller and Chief Accounting Officer, 50 Kennedy Plaza, Providence, RI 02903-2360, (401) 751-1600.

     In addition, all reports, proxy statements and other information filed by us with the Commission can be read and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning us can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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

                                    SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should carefully consider before investing in the Notes. You should read the entire prospectus carefully, including the section entitled "Risk Factors," as well as our consolidated financial statements and the related notes to our consolidated financial statements incorporated by reference in this prospectus.

     We are a diversified manufacturer of residential and commercial building products, operating within three principal segments:

     - residential building products,

     - air conditioning and heating products, and

     - windows, doors and siding products.

Through these segments, we manufacture and sell a wide variety of products for the residential and commercial construction market, the manufactured housing market, and the do-it-yourself and professional remodeling and renovation markets, primarily in the United States, Canada and Europe.

     The level of residential replacement and remodeling, new residential construction and non-residential construction significantly impact our performance. Interest rates, seasonality, inflation, consumer spending habits and unemployment are several factors that affect these levels.

     Our principal executive offices are located at 50 Kennedy Plaza, Providence, Rhode Island 02903-2360 (Telephone Number: (401) 751-1600).

RESIDENTIAL BUILDING PRODUCTS

     We manufacture and distribute built-in products primarily for the residential new construction, do-it-yourself and professional remodeling and renovation markets. The principal products that we sell through this segment are:

     - kitchen range hoods,

     - built-in exhaust fans (such as bath fans and fan, heater and light combination units),

     - indoor air quality products,

     - bath cabinets,

     - door chimes,

     - radio intercoms, and

     - central vacuum systems.

We are the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators) and one of the leading suppliers in Western Europe, South America and the Middle East of luxury "Eurostyle" range hoods. We sell these products to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers under the Broan(R), NuTone(R), Nautilus(R), Venmar(R), vanEE(R), and Best(R) brand names, among others. A key component of our operating strategy for this segment is to introduce new products that capitalize on our strong brand names and on our extensive distribution system.

     We offer a broad array of products with various features and styles across a range of price points. We believe that our variety of product offerings helps us maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer, which is in large part due to our advanced manufacturing processes, provides us with a competitive advantage. Our primary residential building products compete with many domestic and international suppliers in various markets.
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We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe we compete favorably with other suppliers of residential building products, some of our competitors in this area have greater financial and marketing resources than we do.

AIR CONDITIONING AND HEATING PRODUCTS

     We manufacture and sell heating, ventilating, and air conditioning ("HVAC") and humidification systems for custom-designed commercial applications and for manufactured and site-built residential housing.

  Commercial HVAC Products

     We manufacture and sell HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We design these systems primarily to operate on building rooftops (including large self-contained walk-in units) or on individual floors within a building, and to have cooling capacities ranging from 40 to 600 tons. We market our commercial HVAC products under the Governair(R), Mammoth(R), Temtrol(TM), Venmar(R), Ventrol(R), Webco(TM), Vapac(R), Cubit(R), Qualitair(R) and Edenaire(R) brand names, among others.

     The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, including us. Unlike standard equipment, our commercial HVAC equipment can be designed to match a customer's exact space, capacity and performance requirements. Our packaged rooftop and self-contained walk-in equipment rooms maximize a building's rentable floor space because our equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed systems over standard systems. We sell our commercial HVAC products primarily to contractors, commercial office building owners and developers, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We seek to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of our custom-designed equipment.

     We estimate that about half of our air conditioning and heating product commercial sales in 2000 came from replacement and retrofit activity, which generally produces higher profit margins and is typically less cyclical than new construction activity. We continue to develop product and marketing programs to increase market penetration in the growing replacement and retrofit market.

     We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. Our three largest competitors in the commercial HVAC market are York International Corporation (which sells under the "Pace" and "Miller-Picking" trade names), McQuay International (a subsidiary of OYL Corporation), and The Trane Company (a subsidiary of American Standard Inc.). We compete primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although we believe that we compete favorably with respect to some of these factors, most of our competitors have greater financial and marketing resources than we do and they enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with advantages that some of our competitors do not enjoy.

     Our Eaton-Williams Group Limited subsidiary manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac(R), Cubit(R), Qualitair(R) and Edenaire(R) brand names, among others.

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  Residential HVAC Products

     We manufacture and sell air conditioners, heat pumps and furnaces for the residential and light commercial markets. For site-built homes and light commercial structures, we market these products under the licensed names Frigidaire(R), Tappan(R), Philco(R), Kelvinator(R) and Gibson(R). Within the United States and Canada residential markets we are one of the largest suppliers of these products for manufactured homes. In the manufactured housing market, we market these products under the Intertherm(R) and Miller(R) brand names.

     Demand for replacing and modernizing existing equipment and the level of manufactured housing shipments and housing starts are the principal factors that affect the market for our residential HVAC products. We anticipate that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives.

     We sell our manufactured housing products to manufactured housing builders and, through distributors, to manufactured housing retailers and owners. The majority of our sales to manufactured housing builders consists of furnaces designed and engineered to meet or exceed certain standards mandated by HUD and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The after-market channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the furnace segment of this market, Evcon Industries, Inc., a subsidiary of York International Corporation, which markets its products primarily under the "Coleman" name. We compete with most major industry manufacturers for the air conditioning segment of the market.

     We sell residential HVAC products for use in site-built homes through independently-owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, we compete with, among others, Carrier Corporation, Rheem Manufacturing Company, Lennox Industries Inc., The Trane Company, York International Corporation and Goodman Manufacturing Co., L.P. We compete in both the manufactured housing and site-built markets on the basis of breadth and quality of our product line, distribution, product availability and price. We believe that we compete favorably with respect to these factors, although most of our competitors have greater financial and marketing resources and enjoy greater brand awareness than we do.

     We estimate that more than half of our sales of residential HVAC products in 2000 came from the replacement market, which tends to be less cyclical than the new construction market.

WINDOWS, DOORS AND SIDING PRODUCTS

  Windows and Doors

     We manufacture and sell:

     - wood, clad, composite (wood and vinyl) and vinyl windows and patio doors,

     - steel and composite entry doors,

     - glass and polycarbonate skylights, and

     - sunrooms,

under the Crestline(R), Vetter(R), Kenergy(R), Great Lakes Gold(R), PLY GEM(R), Uniframe(R), Monitor(TM), Napco(R), Napco Premium(TM), Napco Prime(TM), Peachtree(R), Vintage(TM), Image(TM), Thermal-Gard(R), CWD(TM), Ambassador(TM), Regency(TM), Diplomat(TM), Envoy(TM) and Consul(TM) brand names, among others. We market these products to both the home improvement and the new construction markets through wholesale, millwork and specialty distributors, large contractors, home centers and lumber yards.

     We differentiate ourselves from our competition with a multiple brand strategy, multiple channels of distribution, an established distribution network that utilizes custom design and manufacturing capabilities,

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and a trained field sales and service support network. Our ability to sell in full truckload and less than truckload quantities is tailored to large home center chains (one of the fastest growing segments in the industry), which prefer to purchase windows directly from the manufacturer. Our ability to offer a broad product line and our focus on home centers are important to our sales and marketing strategy.

  Siding and Exterior Products

     We manufacture vinyl siding, skirting, aluminum trim coil, siding, soffit and accessories and vinyl fencing, railing and decking for use in both remodeling and new construction applications, including manufactured housing and light commercial. Vinyl siding's share of the overall exterior market continues to grow due to its low maintenance, durability, high performance and ease of installation compared to alternative siding materials (including wood, metal and masonry). We market these products under the Variform(R), Timber Oak(R), Varigrain Preferred(R), Camden Pointe(TM), Duragrain(R), Hampton III(R), Contractors Choice(R), Nostalgia Series(TM), Varitek(TM), Varibest(R), Proguard(TM), Georgia-Pacific(R), Chateau(R), Chateau Legacy(R), Chateau Nobility(R), Napco(R), American Splendor(TM), American Herald(R), American 76 Collection(R), Sunnybrook(R), Olde Providence(TM), Richwood(R), Kroy(R), Timberlast(TM), Classic Manor(TM) and Finyl Rail(TM) brand names, among others.

     We sell vinyl siding and accessories to specialty distributors (one-step distribution) who, in turn, sell directly to remodeling contractors and builders, or to wholesale building materials distributors (two-step distribution), who sell to home centers and lumberyards who, in turn, sell to remodeling contractors, builders and consumers. We believe that we are able to compete on favorable terms as a result of our distribution coverage, high quality, innovative products and production efficiency.

     We also manufacture a line of injection molded siding components for the remodeling and new construction markets. Siding components include blocks, which allow for the flush mounting of items like light fixtures to the exterior of a home, and gable vents, which provide attic ventilation. We sell these products to home centers, lumberyards and wholesale building materials distributors.

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

                               THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $250,000,000 aggregate principal amount of our outstanding 9 7/8% Senior Subordinated Notes due 2011 for an equal aggregate principal amount of our new 9 7/8% Series B Senior Subordinated Notes due 2011. The exchange notes will be obligations of Nortek entitled to the benefits of the indenture governing the outstanding notes.

REGISTRATION RIGHTS
AGREEMENT.....................   You are entitled to exchange your notes for
                                 exchange notes with terms that are identical in all material respects to the notes. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you may no longer be entitled to the benefits of the rights granted under the registration rights agreement that we entered into as part of the sale of the notes.

THE EXCHANGE OFFER............   We are offering to exchange $1,000 principal
                                 amount of exchange notes which have been registered under the Securities Act for each $1,000 principal amount of notes that were sold on June 12, 2001 in a transaction exempt from registration under the Securities Act in accordance with Rule 144A. Each of your notes must be properly tendered and accepted in order to be exchanged. We will exchange all notes that are properly tendered and not validly withdrawn.

                                 As of this date, there are $250,000,000 in aggregate principal amount of notes outstanding.

                                 We will issue the exchange notes on or promptly after the expiration of the exchange offer.

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on August 15, 2001, unless we decide to extend the exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject to the condition
                                 that it does not violate applicable law or interpretations of the staff of the Commission.
                                 If we determine that applicable federal law does not permit the exchange offer, we may terminate the offer. The exchange offer is not conditioned upon any minimum principal amount of notes being tendered. The holders of notes have certain rights under the registration rights agreement should we fail to consummate the exchange offer.

RESALES OF THE EXCHANGE
NOTES.........................   Based on interpretations of the staff of the
                                 Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                 - acquire the notes issued in the exchange
                                   offer in the ordinary course of your
                                   business;

                                 - are not participating, do not intend to
                                   participate, and have no arrangement or
                                   undertaking with anyone to participate, in the distribution of the notes issued to you in the exchange offer; and

                                 - are not an "affiliate" of ours as defined in
                                   Rule 405 of the Securities Act.

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

                                 We have based our belief on the interpretation of the staff of the Commission set forth in no-action letters issued to other companies. We have not, however, requested the Commission to issue an interpretation with respect to resales of the exchange notes, and we do not expect to do so in the future.

                                 If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur. Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

                                 This offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction. Furthermore, persons who acquire the exchange notes are responsible for compliance with these securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
  NOTES.......................   Interest on each exchange note will accrue from
                                 the last date on which interest was paid on the note being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering.
                                 Consequently, holders of notes who exchange their notes for exchange notes will receive the same interest payment on December 15, 2001 (the first interest payment date with respect to the notes and the exchange notes to be issued pursuant to the exchange offer) that they would have received had they not accepted the exchange offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

PROCEDURES FOR TENDERING
NOTES.........................   If you wish to tender your notes for exchange
                                 pursuant to the exchange offer, you must transmit to State Street Bank and Trust
                                 Company, as exchange agent, on or prior to the expiration date either:

                                 - a properly completed and duly executed copy
                                   of the letter of transmittal accompanying this prospectus, or a facsimile of such letter of transmittal, together with your outstanding notes and any other documentation required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

                                 - if you are effecting delivery by book-entry
                                   transfer, a computer-generated message
                                   transmitted by means of the Automated Tender
                                   Offer Program System of The Depository Trust
                                   Company in which you acknowledge and agree to be bound by

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

                                   the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

                                 In addition, you must deliver to the exchange agent on or prior to the expiration date:

                                 - if you are effecting delivery by book-entry
                                   transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at The Depository Trust Company pursuant to the procedures for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering;" or

                                 - if necessary, the documents required for
                                   compliance with the guaranteed delivery
                                   procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

                                 By executing and delivering the accompanying letter of transmittal or effective delivery by book-entry transfer, you are representing to us that, among other things, (i) the person receiving the exchange notes pursuant to the exchange offer, whether or not such person is the holder of notes, is receiving them in the ordinary course of business, (ii) neither the holder of notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder of notes is not engaged in, and does not intend to engage in, a distribution of the exchange notes and
                                 (iii) neither the holder of notes nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If you are a beneficial owner of notes and your
                                 name does not appear on a security listing of The Depository Trust Company as the holder of such notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct such person to tender on your behalf. If you, as a beneficial holder of notes, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to tender your notes and time will
                                 not permit the letter of transmittal or any of the documents required by the letter of transmittal to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for your notes cannot be delivered on time, you may tender your notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

SHELF REGISTRATION
STATEMENT.....................   If any changes in law or of the applicable
                                 interpretation of the staff of the Commission do not permit us to effect the exchange offer, upon the request of any holder of the notes under certain circumstances, or if we have not consummated the exchange offer within 210 days from the date of the original issuance of the notes, we have agreed to register the notes on a shelf registration statement and use our best efforts to cause such shelf registration statement to be declared effective by the Commission. We have agreed to maintain the effectiveness of the shelf registration statement for, under specified circumstances, up to two years from the date of the original issuance of the notes to cover resales of the notes.

WITHDRAWAL RIGHTS.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to 5:00 p.m., New York
                                 City time, on the expiration date.

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF EXCHANGE
  NOTES.......................   Subject to certain conditions, we will accept
                                 for exchange any and all outstanding notes that are properly tendered and not validly withdrawn. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

U.S. FEDERAL INCOME TAX
  CONSEQUENCES................   The exchange of notes for the exchange notes
                                 should not be a taxable exchange for United
                                 States federal income tax purposes. See "United
                                 States Federal Income Tax Considerations."

USE OF PROCEEDS...............   We will not receive any proceeds from the
                                 issuance of the exchange notes. We will pay all of our expenses relating to the exchange offer.

EXCHANGE AGENT................   State Street Bank and Trust Company is serving
                                 as exchange agent in connection with the exchange offer. The exchange agent can be reached at 2 Ave. de Lafayette, Boston, MA,
                                 02111. For more information with respect to the exchange offer, please contact the exchange agent at 617-662-1603 or send your questions by facsimile to the exchange agent at 617-662-1452.

                         SUMMARY OF THE EXCHANGE NOTES

GENERAL.......................   The form and terms of the exchange notes are
                                 identical in all material respects to the form and terms of the outstanding notes except that:

                                 - the exchange notes will bear a Series B
                                   designation;

                                 - we will have registered the exchange notes
                                   under the Securities Act and, therefore, they generally will not bear legends restricting their transfer; and

                                 - the exchange notes will not provide for the
                                   payment of liquidated damages (except in certain limited circumstances, set forth in the registration rights agreement).

                                 The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which the notes were issued.

NOTES OFFERED.................   We are offering a total of $250.0 million in
                                 principal amount of 9 7/8% Series B Senior
                                 Subordinated Notes due 2011.

MATURITY DATE.................   The exchange notes will mature on June 15,
                                 2011.

INTEREST......................   We will pay interest on the exchange notes at a
                                 fixed annual rate of 9 7/8%. We will pay the interest due on the exchange notes in cash every six months on June 15 and December 15. We will make the first payment on December 15, 2001.

RANKING.......................   The exchange notes will be unsecured senior
                                 subordinated obligations.

                                 - The exchange notes will be subordinated to
                                   all of our existing and future senior debt, including our 8 7/8% Senior Notes due 2008 (the "8 7/8% Notes"), our 9 1/8% Senior Notes due 2007 (the "9 1/8% Notes") and our 9 1/4%
                                   Senior Notes due 2007 (the "9 1/4% Notes").

                                 - The exchange notes will rank equal to all of
                                   our existing and future unsecured senior subordinated debt.

                                 - The exchange notes will rank ahead of all of
                                   our existing and future debt that expressly provides that it is subordinated to the exchange notes.

                                 - In addition, the exchange notes will be
                                   effectively subordinated to indebtedness and other liabilities (including trade payables) of our subsidiaries.

                                 As of March 31, 2001, on a pro forma basis after giving effect to the sale of the notes, the application of the net proceeds therefrom and the exchange offer, there would be approximately:

                                 - $703.9 million of our outstanding debt
                                   ranking senior to the exchange notes.

                                 - $544.4 million of indebtedness and other
                                   liabilities (including trade payables) of our subsidiaries.

                                 - No outstanding debt ranking equal to or
                                   subordinated to the exchange notes.

OPTIONAL REDEMPTION...........   We may redeem some or all of the exchange notes
                                 at our option at any time after June 15, 2006 at the redemption prices set forth under "Description of Exchange Notes -- Optional
                                 Redemption" plus any interest that is accrued and unpaid on the date we redeem the exchange notes.

MANDATORY REDEMPTION..........   Following certain asset sales, we must offer to
                                 repurchase the exchange notes at the price set forth under "Description of Exchange
                                 Notes -- Certain Covenants -- Limitation on Use of Proceeds from Asset Sales."

CHANGE OF CONTROL.............   Following certain changes of control, we must
                                 offer to repurchase the exchange notes at the price set forth under "Description of Exchange
                                 Notes -- Change of Control."

CERTAIN COVENANTS.............   We will issue the exchange notes under an
                                 indenture with State Street Bank and Trust
                                 Company, as trustee under the indenture. The indenture will, among other things, restrict our ability to:

                                 - make investments and other restricted
                                   payments;

                                 - incur additional debt;

                                 - issue preferred stock of our subsidiaries;

                                 - create liens;

                                 - enter into transactions with affiliates;

                                 - sell our assets or assets of our
                                   subsidiaries; and

                                 - enter into mergers and consolidations.

RISK FACTORS..................   You should carefully consider all the
                                 information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" for a discussion of certain risks involved in making an investment in the exchange notes.

                                  RISK FACTORS

     You should carefully consider the following factors, in addition to other information in this prospectus, before purchasing the exchange notes being offered.

RISKS RELATED TO THE EXCHANGE OFFER

OUR SUBSTANTIAL DEBT COULD NEGATIVELY IMPACT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a substantial amount of debt. After giving pro forma effect to the sale of the notes, the exchange offer and the redemption of our 9 7/8% Senior Subordinated Notes due 2004, as of March 31, 2001, we would have had approximately $1,089.1 million of total debt outstanding and a debt to equity ratio of approximately 4.0 to 1.0. The terms of the exchange notes and our other outstanding debt limit, but do not prohibit, us from incurring additional debt.

     The amount of total debt that we incur could have important consequences to you, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancing indebtedness, or other purposes could be impaired;

     - a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for expansion or other purposes;

     - we may be more leveraged than some of our competitors, which may result in a competitive disadvantage;

     - our financing agreements contain certain restrictions that restrict the ability of certain of our subsidiaries to pay dividends to us or to make other distributions to us (see "Description of Outstanding
       Indebtedness");

     - our failure to comply with the restrictions in our or our subsidiaries' financing agreements could have a material adverse effect on us;

     - some of our subsidiaries' debt agreements have floating rates of interest, which could make us more vulnerable to changes in prevailing interest rates; and

     - our significant amount of debt could make us more vulnerable to changes in general economic conditions or increases in prevailing interest rates.

     Our and our subsidiaries' ability to make principal and interest payments of our debt (including the exchange notes) will be dependent upon our future performance, which is subject to financial, economic and other factors that are beyond our control. We cannot assure you that our current level of operating results will continue or improve. We believe that we will need to access the capital markets in the future to raise the funds to repay our debt. We have no assurance that we will be able to complete a refinancing or that we will be able to raise any additional financing, particularly in view of our anticipated high levels of debt and the restrictions under our current debt agreements, including the applicable indentures. If we are unable to refinance our current debt or we cannot raise additional financing, we may default on our debt obligations. If we default on our debt obligations, virtually all of our other debt, including the exchange notes, could become immediately due and payable.

THE TERMS OF OUR DEBT COVENANTS COULD LIMIT HOW WE CONDUCT OUR BUSINESS AND OUR ABILITY TO RAISE ADDITIONAL FUNDS.

     The agreements which govern the terms of our debt, including the Indenture for the exchange notes and our other outstanding debt, contain covenants that restrict our ability to:

     - make investments and other restricted payments;

     - incur additional debt;

     - issue preferred stock of our subsidiaries;

     - create liens;

     - engage in transactions with affiliates;

     - sell our assets or assets of our subsidiaries; and

     - enter into mergers and consolidations.

     Our future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

     - limited in how we conduct our business;

     - unable to raise additional debt or equity financing to operate during general economic or business downturns; and

     - unable to compete effectively or to take advantage of new business opportunities.

     These restrictions may affect our ability to grow in accordance with our plans.

OUR PAYMENT OBLIGATIONS ON THE EXCHANGE NOTES ARE SUBORDINATE TO ALL OF OUR EXISTING AND FUTURE SENIOR DEBT AND, EFFECTIVELY, TO OUR SUBSIDIARIES' DEBT.

     The exchange notes will be subordinate in right of payment to all of our existing and future senior debt, including indebtedness which we may incur under our Company Credit Facility. The Indenture permits us to incur additional senior debt. Because the exchange notes are subordinate, if we become insolvent or undertake a liquidation or reorganization, all of our senior debt must be repaid in full before we can repay any of the outstanding principal of, interest on and other payments with respect to, the exchange notes. At March 31, 2001, after giving effect to the sale of the notes, the exchange offer and the redemption of our 9 7/8% Senior Subordinated Notes due 2004, the exchange notes would have been subordinated to approximately $703.9 million of our outstanding debt ranking senior to the exchange notes. In certain circumstances if we default on our senior debt, we will be prohibited from making any payments of principal of, interest on and other payments with respect to, the exchange notes. See "Description of Exchange Notes".

     The exchange notes are only our obligation, and are not our subsidiaries' obligation. Because we conduct our operations entirely through subsidiaries, our cash flow and our ability to service debt, including the exchange notes, depend on our subsidiaries' cash flow and loans and dividends that they pay to us. Our subsidiaries are legally distinct from us and they have no obligation to pay any amounts that we owe under the exchange notes or to make any funds available for us to make such payments.

     Some of the agreements governing our subsidiaries, including the Ply Gem Credit Facility, restrict the ability of our subsidiaries to pay dividends or make other distributions to us. See "Description of Outstanding Indebtedness."

     In addition, while we directly or indirectly own all of the stock or membership interests of most of our subsidiaries, if we cease to own all of the stock or membership interests of a subsidiary, we may be restricted in our ability to receive dividends or other distributions from that subsidiary. We are restricted in the amount and terms of loans from subsidiaries that we do not wholly own.

     Our right to the assets and earnings of our subsidiaries and our ability to use our subsidiaries' assets and earnings to fund required payments of principal of and interest on our debt, including the exchange notes, are subordinate to the rights of the creditors of those subsidiaries. At March 31, 2001, after giving effect to the sale of the notes, the exchange offer and the redemption of our 9 7/8% Senior Subordinated Notes due 2004, the exchange notes would have been effectively subordinated to approximately $544.4 million of indebtedness for borrowed money (including under the Ply Gem Credit Facility), trade payables, accrued liabilities and other liabilities of our subsidiaries. See "Description of Exchange Notes -- General."

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL REPURCHASE PROVISIONS OF OUR INDENTURE.

     We will be required to offer to repurchase the exchange notes at 101% of principal, plus accrued and unpaid interest and certain liquidated damages, if any, through the date of repurchase, upon the occurrence of a "change of control" as defined in the indenture governing the exchange notes. Certain events involving such a change of control could result in acceleration of, or similar repurchase obligations with respect to, other of our or our subsidiaries' indebtedness. We cannot assure you that we will have sufficient resources to repurchase the exchange notes in the event we become obligated to do so, particularly in the event of the acceleration of, or the need to comply with repurchase obligations with respect to, other indebtedness that is senior to the exchange notes. If we fail to repurchase all of the tendered exchange notes in the event of a "change of control," it is an event of default under the indenture, which may result in the acceleration of the maturity of the exchange notes. The change of control repurchase provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. See "Description of Exchange Notes -- Change of Control", "-- Certain Covenants" and "-- Events of Default and Remedies."

THERE WILL BE NO PUBLIC TRADING MARKET FOR THE EXCHANGE NOTES AND YOUR ABILITY TO TRANSFER THEM IS LIMITED.

     No active trading market currently exists for the exchange notes. If these securities are traded after we issue them, they may trade at a discount from the initial offering price of the notes, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects, as well as recommendations of securities analysts. The initial purchasers of the notes have informed us that they intend to make a market in the exchange notes. They are not obligated to do so, however, and may discontinue such market making at any time without notice. In addition, any market making activities will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the effectiveness of a registration statement relating to the exchange notes. We cannot assure you that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained.

     In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See "Description of Exchange Notes" and "The Exchange Offer."

     All resales must be made in compliance with state securities or "blue sky" laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

YOUR FAILURE TO EXCHANGE YOUR NOTES IN THE EXCHANGE OFFER WILL RESTRICT YOUR ABILITY TO RESELL THEM.

     Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

     - you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

     - the notes will bear a legend restricting transfer in the absence of registration or an exemption; and

     - a holder of the notes who wants to sell or otherwise dispose of all or any part of its notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

RISKS RELATED TO OUR BUSINESS

A SIGNIFICANT PORTION OF OUR WORKFORCE IS UNIONIZED AND LABOR DISRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     As of March 31, 2001, approximately 20% of our workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 4% of our workforce will expire in 2001. We cannot assure you that we will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

OUR BUSINESS IS SENSITIVE TO ECONOMIC CYCLES AND TO THE AVAILABILITY AND PRICING OF RAW MATERIALS, AND ADVERSE CHANGES IN THESE FACTORS COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     A significant percentage of our sales of residential and commercial building products is attributable to new residential and nonresidential construction, which are affected by cyclical factors such as interest rates, seasonality, inflation, consumer spending habits and employment. This exposure to cyclicality in the new construction market is partially offset by our increasing emphasis on the repair and replacement markets, which are typically less cyclical. In addition, we are dependent upon raw materials (including, among others, steel, copper, packaging material, plastics, resins, glass, wood and aluminum) and components that we purchase from third parties. Accordingly, our results of operations and financial condition have in the past been, and may again in the future be, adversely affected by such cyclicality and increases in raw material or component costs or their lack of availability.

IF WE FAIL TO INTEGRATE THE BUSINESSES WE HAVE RECENTLY ACQUIRED OR THAT WE WILL ACQUIRE IN THE FUTURE, IT COULD NEGATIVELY IMPACT ON OUR BUSINESS.

     We have made a significant number of acquisitions since the beginning of 1997, and we will continue to review future acquisition opportunities. We cannot assure you that we will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to us. There are several risks in acquisitions, including:

     - the difficulty and expense that we incur in connection with the acquisition;

     - the difficulty and expense that we incur in the subsequent assimilation of the operations of the acquired company into our operations;

     - adverse accounting consequences of conforming the acquired company's accounting policies to ours;

     - the difficulty in operating acquired businesses;

     - the diversion of management's attention from our other business concerns; and

     - the potential loss of key employees previously employed at acquired companies.

We cannot assure you that any acquisition we may make will be successfully integrated into our on-going operations or that we will achieve our estimated cost savings from the acquisition. If the operations of an acquired business do not meet expectations, we may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

BECAUSE WE COMPETE AGAINST COMPETITORS WITH SUBSTANTIALLY GREATER RESOURCES, WE FACE EXTERNAL COMPETITIVE RISKS THAT MAY NEGATIVELY IMPACT OUR BUSINESS.

     Substantially all of the markets in which we operate are highly competitive and many of our competitors and potential competitors have substantially greater resources than we have. These competitive factors could require us to reduce prices or increase spending on product development, marketing and sales that would adversely affect our operating results.

ACTUAL EVENTS OR RESULTS COULD BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN OUR FORWARD-LOOKING STATEMENTS.

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as "intends," "plans," "estimates," "believes," "anticipates" and "expects" or similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made (including the date of any incorporated document in the case of any forward-looking statement contained therein). We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Readers are also urged to carefully review and consider the various disclosures made by us in our periodic reports filed with the SEC.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes.

                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 2001:

     (A) on an actual basis; and

     (B) on a pro forma basis as adjusted to reflect:

        - the sale of the notes and the exchange offer, and

        - the redemption of our 9 7/8% Senior Subordinated Notes due 2004.

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Form 10-K for the fiscal year ended December 31, 2000 and our Form 10-Q for the three months ended March 31, 2001, incorporated by reference in this prospectus.

                                                                  MARCH 31, 2001
                                                              ----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Short-term debt:
  Short-term borrowings.....................................  $   12.4     $   12.4
  Current maturities of long-term debt......................      10.0         10.0
                                                              --------     --------
          Total short-term debt.............................      22.4         22.4
                                                              ========     ========
Long-term debt:
  Notes, mortgage notes and other...........................     127.6        127.6
  9- 7/8% Senior Subordinated Notes due 2011................        --        247.3
  9- 1/4% Senior Notes due 2007.............................     174.3        174.3
  9- 1/8% Senior Notes due 2007.............................     308.1        308.1
  8- 7/8% Senior Notes due 2008.............................     209.4        209.4
  9- 7/8% Senior Subordinated Notes due 2004................     204.2           --
                                                              --------     --------
          Total long-term debt(1)...........................   1,023.6      1,066.7
                                                              --------     --------
Stockholders' investment(2):
  Preference stock, $1.00 par value; 7,000,000 shares
     authorized, none issued................................        --           --
  Common stock, $1.00 par value; 40,000,000 shares
     authorized; 18,772,031 shares issued...................      18.8         18.8
  Special common stock, $1.00 par value; 5,000,000 shares
     authorized; 820,614 shares issued......................       0.8          0.8
  Additional paid-in capital................................     209.1        209.1
  Retained earnings(3)......................................     182.5        178.7
  Accumulated other comprehensive loss......................     (23.9)       (23.9)
  Less: Treasury stock, at cost, 8,377,844 common shares and
     290,110 special common shares..........................    (111.7)      (111.7)
                                                              --------     --------
          Total stockholders' investment....................     275.6        271.8
                                                              --------     --------
          Total capitalization..............................  $1,299.2     $1,338.5
                                                              ========     ========

---------------
(1) Long-term debt is net of $3.8 million (actual) and $5.9 million (as adjusted) of unamortized debt discount.

(2) Excludes (i) 3,042,777 shares of common stock, $1.00 par value (the "Common Stock"), at March 31, 2001 which have been reserved for issuance pursuant to options and the conversion of the Company's special common stock, $1.00 par value (the "Special Common Stock"), (ii) 2,179,916 shares of Special Common Stock at March 31, 2001 which have been reserved for issuance pursuant to options and (iii) 109,247 shares of Series A Participating Preference Stock (the "Preference

    Stock") which may be issuable upon exercise of rights under the Rights Agreement, as amended and restated as of April 2, 1996, between the Company and State Street Bank and Trust Company.

(3) Reflects the impact on retained earnings of the approximately $2.9 million redemption premium to be incurred in connection with the redemption of our 9 7/8% Senior Subordinated Notes due 2004, and the elimination of approximately $2.9 million of unamortized deferred debt costs and debt discounts net of the related federal income tax benefits of approximately $2.0 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated operating and balance sheet data for each of the five years in the period ended December 31, 2000 have been derived from our consolidated financial statements which were audited by Arthur Andersen LLP, independent public accountants. The selected consolidated operating and balance sheet data for the three months ended April 1, 2000 and March 31, 2001 and as of the end of each such period have been derived from our unaudited condensed consolidated financial statements, which reflect, in our opinion, all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations to be expected for the full year. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2000 and the Unaudited Condensed Consolidated Financial Statements and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, incorporated by reference into this prospectus and the information contained in "Use of Proceeds" and "Capitalization" included elsewhere herein. Certain amounts in the prior period's financial statements have been reclassified to conform to the presentation at December 31, 2000 and March 31, 2001 respectively.

                                                                                                     THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                  --------------------
                                             ----------------------------------------------------   APRIL 1,   MARCH 31,
                                               1996       1997       1998       1999       2000       2000       2001
                                             --------   --------   --------   --------   --------   --------   ---------
                                                           (IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net sales..................................  $  841.5   $1,128.7   $1,725.7   $1,987.9   $2,194.8   $  491.6   $  467.3
Cost of products sold......................     626.1      857.8    1,322.8    1,497.5    1,679.0      374.2      360.8
Selling, general and administrative
  expense..................................     150.9      182.0      255.4      291.4      327.3       81.8       82.1
Amortization of goodwill and intangible
  assets...................................       3.5        5.9       14.4       20.5       23.1        5.8        5.8
                                             --------   --------   --------   --------   --------   --------   --------
Operating earnings.........................      61.0       83.0      133.1      178.5      165.4       29.8       18.6
Gain on businesses sold....................        --         --        4.0         --         --         --         --
Interest expense(3)........................     (28.4)     (50.2)     (86.3)     (96.5)     (97.4)     (24.3)     (25.3)
Investment income..........................       6.0        9.9       10.5        8.0        7.6        1.9        2.2
                                             --------   --------   --------   --------   --------   --------   --------
Earnings (loss) from continuing operations
  before income tax provision (benefit)....      38.6       42.7       61.3       90.0       75.6        7.4       (4.5)
Income tax provision (benefit).............      14.9       16.3       27.3       40.7       34.0        3.4       (2.1)
                                             --------   --------   --------   --------   --------   --------   --------
Earnings (loss) from continuing
  operations...............................      23.7       26.4       34.0       49.3       41.6        4.0       (2.4)
(Loss) earnings from discontinued
  operations...............................      (1.7)      (5.2)       1.2         --         --         --         --
Extraordinary loss from debt retirements...        --         --       (0.2)        --         --         --         --
                                             --------   --------   --------   --------   --------   --------   --------
Net earnings (loss)........................  $   22.0   $   21.2   $   35.0   $   49.3   $   41.6   $    4.0   $   (2.4)
                                             ========   ========   ========   ========   ========   ========   ========
Earnings (loss) per share from continuing
  operations(2)(4):
  Basic....................................  $   2.26   $   2.75   $   3.11   $   4.19   $   3.71   $   0.35   $  (0.22)
  Diluted..................................      2.23       2.68       3.06       4.11       3.70       0.35      (0.22)
Net earnings (loss) per share(2)(4):
  Basic....................................  $   2.10   $   2.21   $   3.20   $   4.19   $   3.71   $   0.35   $  (0.22)
  Diluted..................................      2.07       2.15       3.15       4.11       3.70       0.35      (0.22)
Weighted average number of shares (in
  thousands):
  Basic....................................    10,485      9,605     10,923     11,763     11,202     11,484     10,916
  Diluted..................................    10,641      9,855     11,113     11,982     11,246     11,549     10,916
OTHER DATA(2):
Capital expenditures.......................  $   19.8   $   22.5   $   41.4   $   42.5   $   41.3   $    7.7   $   14.4
Depreciation and amortization excluding
  non-cash interest........................      19.8       26.7       42.1       55.5       59.8       15.6       15.7
EBITDA(5)..................................      80.8      109.7      175.2      234.0      225.2       45.4       34.3
Ratio of earnings to fixed charges(6)......       2.3        1.8        1.7        1.9        1.7        1.3         --
CASH FLOW STATEMENT DATA:
Net cash provided by (used in) operating
  activities...............................  $   47.3   $   85.1   $  101.2   $  100.5   $   99.3   $  (38.5)  $  (38.7)
Net cash (used in) provided by investing
  activities...............................      (5.2)    (423.4)    (351.4)     (91.8)     (29.7)      25.4      (17.5)
Net cash (used in) provided by financing
  activities...............................     (38.3)     423.1      212.2      (15.7)     (18.0)      (1.0)       5.8

                                                           YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------   APRIL 1,   MARCH 31,
                                               1996       1997       1998       1999       2000       2000       2001
                                             --------   --------   --------   --------   --------   --------   ---------
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities(7)............................  $   97.8   $  168.2   $  223.5   $  126.4   $  151.4   $   81.8   $  104.2
Working capital............................     163.1      341.8      337.2      327.0      362.5      334.2      366.0
Total assets...............................     589.0    1,302.8    1,685.8    1,791.4    1,836.8    1,819.8    1,825.8
Total debt.................................     280.3      853.5    1,024.8    1,037.6    1,042.0    1,036.9    1,046.0
Stockholders' investment...................     118.8      128.1      217.6      259.8      282.2      261.6      275.6

---------------------
(1) Acquisitions have been accounted for under the purchase accounting method and dispositions have been accounted for as described in Note 2 of the Notes to the Consolidated Financial Statements of Nortek included in our Form 10-K for the fiscal year ended December 31, 2000, incorporated by reference in this prospectus.

(2) In the fourth quarter of 1997, we adopted a plan to discontinue our plumbing products business. Accordingly, the results of the plumbing products business have been excluded from earnings from continuing operations and classified separately as discontinued operations for all applicable periods presented. See Note 9 of the Notes to the Consolidated Financial Statements of Nortek included in our Form 10-K for the fiscal year ended December 31, 2000, incorporated by reference in this prospectus.

(3) In the first quarter of 2001, we adopted Financial Accounting Standards Board SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133"). Adoption of this accounting method resulted in an approximate $800,000 non-cash charge to interest expense ($.04 per share, net of tax) for our interest rate collar agreement. This amount was recorded in our balance sheet as a liability at March 31, 2001 representing the fair value of the derivative instrument. The cumulative effect of adopting this accounting method as of December 31, 2000 was not material.

(4) In 1997, we adopted the provisions of SFAS No. 128, Earnings Per Share. This statement, issued by the FASB in February 1997, establishes standards for computing and presenting EPS and applies to entities with publicly held common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and replaces the presentation of fully-diluted EPS with diluted EPS. All periods presented have been restated to conform to SFAS No. 128.

(5) "EBITDA" is operating earnings from continuing operations plus depreciation and amortization (other than amortization of deferred debt expense and debt discount). EBITDA differs from Consolidated Cash Flow as defined in the Indenture. See "Description of Exchange Notes -- Certain Definitions." EBITDA should not be considered as an alternative to net earnings as a measure of our operating results or to cash flows as a measure of liquidity. EBITDA principally differs from net increase (decrease) in unrestricted cash and cash equivalents shown on our Consolidated Statement of Cash Flows, prepared in accordance with accounting principles generally accepted in the United States, in that EBITDA does not reflect capital expenditures, borrowings, principal and interest payments under debt and capital lease obligations, income tax payments and cash flows from operating, investing and financing activities.

(6) For purposes of calculating this ratio, "earnings" consist of earnings
    (loss) from continuing operations before income tax provision (benefit) and fixed charges. "Fixed charges" consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges by approximately $4.5 million for the three months ended March 31, 2001.

(7) Includes restricted cash, investments and marketable securities in the amounts of approximately $5.7 million, $6.3 million, $13.8 million, $11.2 million and $10.9 million at December 31, 1996, 1997, 1998, 1999 and 2000, respectively, and $10.9 million and $8.1 million at April 1, 2000 and March 31, 2001, respectively.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The exchange notes will be issued pursuant to an indenture (the "Indenture") dated as of June 12, 2001 between the Company and State Street Bank and Trust Company, a Massachusetts banking corporation, as trustee (the "Trustee"). The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The exchange notes are subject to all such terms, and holders of the exchange notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes issued in the original offering, except that:

     - the exchange notes will bear a Series B designation;

     - the exchange notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting their transfer; and

     - the exchange notes will not provide for the payment of liquidated damages (except in certain circumstances set forth in the registration rights agreement dated as of June 12, 2001 by and between the Company and the initial purchasers of the notes). See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     The exchange notes will evidence the same debt as the notes issued in the original offering and will be entitled to the benefits of the Indenture. The exchange notes will rank equally with the notes issued in the original offering if all of these notes are not exchanged pursuant to the exchange offer and will vote together with the notes on all matters voted upon under the Indenture.

     The following summary of certain provisions of the Indenture and the exchange notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions included in the Indenture of certain terms used below. Copies of the Indenture will be made available to holders of exchange notes as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     As discussed in detail below under "-- Subordination," the exchange notes will be subordinate in right of payment to all Senior Indebtedness of the Company, including the Existing Senior Notes and all future Indebtedness of the Company, if any, pursuant to the Company Credit Facility. The exchange notes also will be structurally subordinated to all Indebtedness and other obligations (including trade payables) of the Company's Subsidiaries, including all existing and future Indebtedness of the Company's Subsidiaries, if any, pursuant to the Company Credit Facility or the Ply Gem Credit Facility. At March 31, 2001, on a pro forma basis after giving effect to the sale of the notes, the application of the net proceeds therefrom and the exchange offer, the exchange notes would have been subordinated to approximately $703.9 million of outstanding debt ranking senior to the exchange notes and $544.4 million of indebtedness for borrowed money, trade payables, accrued liabilities and other liabilities of the Company's Subsidiaries. The Indenture will permit the Company to incur additional Indebtedness, including additional Senior Indebtedness, in the future, subject to certain restrictions.

     Although the Indenture contains certain covenants and provisions that afford certain protections to holders of the exchange notes (the "Holders"), such covenants and provisions would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving the Company, including a leveraged transaction initiated or supported by the Company, the management of the Company or any affiliate of either party. See "-- Certain Covenants" below.

PRINCIPAL, MATURITY AND INTEREST

     The exchange notes will be general unsecured senior subordinated obligations of the Company. The Company will issue $250,000,000 aggregate principal amount of exchange notes in this offering. Subject to the covenant described below under "-- Certain Covenants -- Limitation on Additional Indebtedness," the Company may issue additional notes (the "Additional Notes") under the Indenture. The exchange notes offered hereby and any Additional Notes that the Company subsequently issues under the Indenture would be treated as a single class for all purposes under the Indenture.

     The exchange notes will mature on June 15, 2011. Interest on the exchange notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually on each June 15 and December 15 commencing on December 15, 2001, to Holders of record on the immediately preceding May 15 or November 15, as the case may be, whether or not a business day. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the exchange notes will be payable by wire transfer of immediately available funds to the Holders; provided that payments of interest and Liquidated Damages, if any, may be made at the office or agency of the Company maintained for such purpose or, at the option of the Company, by check mailed to the Holders of the exchange notes at their respective addresses set forth in the register of Holders. Unless otherwise designated by the Company, the Company's office or agency for such purpose will be the corporate trust office of the Trustee in Boston, Massachusetts. The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Trustee is Paying Agent and Registrar under the Indenture. The Company may act as Paying Agent or Registrar under the Indenture, and the Company may change the Paying Agent or Registrar without notice to the Holders of the exchange notes.

SUBORDINATION

     The payment of the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the exchange notes will be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness of the Company, whether outstanding on the issue date of the exchange notes or incurred after that date.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Holders will be entitled to receive any payment of the principal of, premium, if any, interest on, or Liquidated Damages, if any, with respect to the exchange notes; and

          (2) until such Senior Indebtedness is paid in full, any distribution to which the Holders would be entitled but for this provision will be made to the holders of Senior Indebtedness as their interests may appear, except that the Holders may receive Equity Interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the exchange notes.

     The Company may not pay the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the exchange notes or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any exchange notes (collectively, "pay the exchange notes") if:

          (1) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing beyond any applicable grace period, or

          (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded, or (B) such Senior Indebtedness has been paid in full.

     During the continuance of any default (other than a default described in clause (1) or (2) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the exchange notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated:

     - by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

     - by repayment in full of such Designated Senior Indebtedness, or

     - because the default giving rise to such Blockage Notice is no longer continuing.

     Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the next preceding paragraph), unless the holders of such Designated Senior Indebtedness or the representative of such holders will have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the exchange notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     As a result of the subordination provisions described above, in the event of the Company's insolvency, liquidation, reorganization, dissolution or other proceedings, the Holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As of March 31, 2001, the Company had approximately $703.9 million of Senior Indebtedness outstanding. The Company will be able to incur additional Senior Indebtedness in the future as described under "-- Certain Covenants -- Limitation on Additional Indebtedness."

OPTIONAL REDEMPTION

     The exchange notes will be redeemable by the Company, in whole or in part, on or after June 15, 2006 at the following redemption prices (expressed as a percentage of the principal amount) if redeemed during the 12-month period beginning June 15 of the years indicated below, in each case, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

YEAR                                                PERCENTAGE
----                                                ----------
2006............................................     104.938%
2007............................................     103.292%
2008............................................     101.646%
2009 and thereafter.............................     100.000%

     Notice of the redemption must be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any exchange note is to be redeemed in part only, the notice of redemption relating to that exchange note will state the principal amount thereof to be redeemed and a new exchange note in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original exchange note. On and after the redemption date, interest ceases to accrue on exchange notes or portions of exchange notes called for redemption, unless the Company shall default in the payment of the redemption price. If less than all the outstanding exchange notes are to be redeemed at any time, selection of the exchange notes for redemption will be made by the Trustee by lot or, if such method is prohibited by the rules of any stock exchange on which the exchange notes are then listed, any other method the Trustee considers reasonable; provided that exchange notes shall be redeemed in principal amounts of $1,000 or integral multiples thereof.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase (i) all outstanding exchange notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, upon a Change of Control; and (ii) outstanding exchange notes with a portion of the Excess Proceeds of Asset Sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See
"-- Change of Control" and "-- Certain Covenants -- Limitation on Use of Proceeds from Asset Sales."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder will have the right to require the repurchase of all or any part of such Holder's exchange notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment").

     Immediately following any Change of Control, the Company is required to mail a notice to the Trustee and to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the Repurchase Upon Change of Control covenant of the Indenture and that all exchange notes tendered will be accepted for payment; (ii) the amount of the Change of Control Payment and the purchase date (the "Change of Control Payment Date"), which may not be earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) that any exchange note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment thereof, all exchange notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date; (v) that Holders electing to have any exchange notes purchased pursuant to a Change of Control Offer will be required to surrender the exchange notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw exchange notes they have tendered on the terms and conditions set forth in such notice; and (vii) that Holders whose exchange notes are being purchased only in part will be issued new exchange notes (or book-entry notation made with respect thereto) equal in principal amount to the unpurchased portion of the exchange notes tendered; provided that the portion of each exchange note purchased and each such new exchange note issued (or book-entry notation, if applicable) shall be in a principal amount of $1,000 or an integral multiple thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all exchange notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent an amount sufficient to pay the Change of Control Payment in respect of all exchange notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee all exchange notes so tendered and not withdrawn together with an Officers' Certificate specifying the exchange notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of exchange notes so tendered and not withdrawn the Change of Control Payment in respect of such exchange notes, and the Trustee will promptly authenticate and mail to such Holder a new exchange note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the exchange notes surrendered; provided that each such new exchange note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of exchange notes triggered by a Change of Control.

     A "Change of Control" will be deemed to have occurred at such time as any of the following events occur: (i) there is consummated any consolidation or merger of the Company with or into another corporation, or all or substantially all of the assets of the Company are sold, leased or otherwise transferred or conveyed to another Person (other than pursuant to a bona fide pledge of assets to secure Indebtedness made in accordance with the Indenture), and the holders of the Company's common stock outstanding immediately prior to such consolidation, merger, sale, lease or other transfer or conveyance or one or more Exempt Persons do not hold, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or at least a majority of the Equity Interests of such Person; (ii) there is filed a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that any person (defined, solely for the purposes of the Change of Control provision, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (ii) of the immediately preceding paragraph solely by virtue of the Company, any Subsidiary of the Company, any employee stock ownership plan or any other employee benefit plan of the Company or any such Subsidiary, any other person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, or any Exempt Person, filing or becoming obligated to file a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of securities of the Company, whether equal to or greater than 50% of the combined voting power of the Company's then outstanding securities entitled to vote generally for the election of directors or otherwise.

     The Change of Control purchase feature may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of the incumbent management. Although the Company has from time to time received and considered proposals which might involve a Change of Control, the Change of Control purchase feature was not adopted as a result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between the Company and the initial purchasers of the notes. Subject to the limitations discussed below, the

Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The Company Credit Facility, if any, and future agreements relating to Senior Indebtedness to which the Company becomes a party may prohibit the Company from purchasing the exchange notes following a Change of Control and may provide that certain change of control events with respect to the Company would constitute a default under those agreements. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the exchange notes, the Company could seek the consent of its lenders to the purchase of the exchange notes or could attempt to refinance the indebtedness that contains that prohibition. If the Company does not obtain a consent or repay that indebtedness, it will remain prohibited from purchasing the exchange notes. The Company's failure to purchase tendered exchange notes following a Change of Control would constitute an Event of Default under the Indenture which would likely cause an event of default under the indentures governing the Existing Senior Notes and the Company Credit Facility, if any, and possibly under other agreements relating to Senior Indebtedness of the Company or indebtedness of the Company's Subsidiaries. Under those circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders. The Company's ability to repurchase the exchange notes following a Change of Control may also be limited by its then existing financial resources. The occurrence of a Change of Control would also require the Company to offer to purchase the Existing Senior Notes at 101% of the principal amount thereof.

     Neither the Board of Directors of the Company nor the Trustee may waive the Change of Control repurchase feature of the Indenture.

     One of the events that constitutes a Change of Control under the Indenture is a sale, lease or other transfer or conveyance of all or substantially all of the assets of the Company. There is no precise established definition under applicable law of the term "substantially all" and, accordingly, if the Company were to engage in transactions in which it disposed of less than all of its assets, a question could arise as to whether such disposition was of "substantially all" of its assets and whether because of such disposition the Company was required to repurchase the exchange notes as a result of a Change of Control.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend on, or make any distribution in respect of the Company's or any of its Restricted Subsidiary's Capital Stock or other Equity Interests, except to the extent any such dividend or other distribution is (a) actually received by the Company or a Restricted Subsidiary thereof or (b) payable solely in shares of Capital Stock or other Equity Interests (other than Redeemable Stock or Capital Stock convertible into any security other than such Capital Stock) of the Company or such Restricted Subsidiary, as the case may be;
(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than Capital Stock or other Equity Interests held by the Company or any Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary); (iii) prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled repayment date, scheduled mandatory sinking fund payment date or maturity date any Indebtedness of the Company that is subordinate in right of payment to the exchange notes (other than in connection with any refinancing of such Indebtedness permitted by the Indenture); or (iv) make any Investment other than Permitted Investments (each such action described in any of clauses (i) through (iv) above being referred to as a "Restricted Payment"), if, at the time of such Restricted Payment, (1) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made on or after the issue date of the notes (including, without duplication, Restricted Payments described in the next succeeding paragraph), exceeds the sum of (A) 50% of the cumulative Consolidated Net Income of the Company for the period commencing on July 5, 1998 through the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (provided that if the amount of such cumulative Consolidated Net Income divided by the number of full fiscal quarters of the Company in the applicable period exceeds $5,250,000, then such amount shall equal (i) 50% of the product of $5,250,000 multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5,250,000 multiplied by the number of full fiscal quarters in such period) (or, if the cumulative Consolidated Net Income of the Company shall be a deficit, minus 100% of such deficit); (B) the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, if any, received by the Company (other than from a Restricted Subsidiary of the Company) from the issuance and sale at any time after May 1, 1998 of either Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock) or Indebtedness that is convertible into Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock), to the extent such Indebtedness is actually converted into such Capital Stock; (C) an amount equal to any cash and the Fair Market Value (at the time of receipt) of other assets received by the Company or any of its Restricted Subsidiaries after the issue date of the Notes as a dividend or other distribution from any Unrestricted Subsidiary; and (D) the Fair Market Value of any Investment held by either the Company or any Restricted Subsidiary of the Company in any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary in accordance with the provisions of the Indenture; or (3) the Company could not incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Coverage Ratio test set forth in the first paragraph of the Limitation on Additional Indebtedness covenant. After giving pro forma effect to the sale of the notes, the exchange offer and the redemption of the Company's 9 7/8% Senior Subordinated Notes due 2004 from the proceeds of the sale of the notes, approximately $95.2 million would have been available for Restricted Payments as of April 27, 2001.

     The foregoing provisions shall not prohibit, so long as no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the declaration and payment by a Restricted Subsidiary of the Company which is required to file periodic reports under Section 13 or 15(d) of the Exchange Act (a "Reporting Subsidiary") of dividends on its common stock to all holders of such common stock on a pro rata basis out of funds legally available for the payment of dividends; provided that the amount of such dividends in any fiscal year of such Reporting Subsidiary shall not exceed 25% of the Consolidated Net Income of such Reporting Subsidiary for the immediately preceding fiscal year; (iii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options to purchase such shares or related stock appreciation rights or similar securities held by current or former officers, employees or directors (or their estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary; provided that the aggregate consideration paid for such purchase, redemption, cancellation or other retirement after the date hereof does not exceed $7,500,000 in the aggregate in any fiscal year of the Company; or (iv) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is subordinated in right of payment to the exchange notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock).

     Limitation on Additional Indebtedness. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (each, an "incurrence") any Indebtedness, including, without limitation, Acquired Indebtedness; provided, however, that the Company may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to the incurrence of such Indebtedness and (ii) the Consolidated Cash Flow Coverage Ratio of the Company for the four full fiscal quarters ending immediately prior to the date of the incurrence of such additional Indebtedness is at least 2.0 to 1.0.

     The foregoing limitations shall not apply, without duplication, to:

          (i) Existing Indebtedness;

          (ii) Indebtedness of the Company represented by the exchange notes and the Indenture (not to exceed $250,000,000 aggregate principal amount for purposes of this clause (ii));

          (iii) Indebtedness of the Company and its Restricted Subsidiaries under the Company Credit Facility; provided that the aggregate principal amount of Indebtedness (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iii) and outstanding on such date, shall not exceed the greater of (a) $75,000,000 and (b) the sum of 85% of Eligible Receivables of the Company and its Subsidiaries plus 65% of Eligible Inventory of the Company and its Subsidiaries;

          (iv) Indebtedness of (a) Broan-NuTone Canada, Inc. and any Canadian Subsidiaries which are Restricted Subsidiaries under the Broan-NuTone Canada, Inc. Credit Facility; provided that (1) the aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iv) and outstanding on such date, shall not exceed the greater of (x) $50,000,000 (Canadian) and (y) the sum of 85% of Eligible Receivables of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries plus 65% of Eligible Inventory of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries (but without duplication of any such Eligible Receivables or Eligible Inventory of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries used as a basis to incur Indebtedness pursuant to clause (iii) above) and (2) such Indebtedness shall be secured only by Liens on assets of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries, and (b) the Company under its limited guarantee of not more than $30,000,000 (Canadian) of the Indebtedness of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries under the Broan-NuTone Canada, Inc. Credit Facility;

          (v) Indebtedness of NuTone and any NuTone Subsidiary not exceeding at any time $6,000,000 in aggregate outstanding principal amount and, if secured, secured only by Liens on assets of NuTone and any NuTone Subsidiary;

          (vi) Indebtedness of the Company to any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary (provided that such Indebtedness is contractually subordinated in right of payment to the Notes) or Indebtedness of any Subsidiary of the Company that is a Restricted Subsidiary to the Company or to any other Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary; provided that if the Company or any of its Restricted Subsidiaries incurs Indebtedness to a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary which, at any time after such incurrence, ceases to be a Wholly-Owned Subsidiary or ceases to be a Restricted Subsidiary, then all such Indebtedness in excess of the amount of Allowable Subsidiary Loans shall be deemed to have been incurred at the time such former Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary of the Company or ceases to be a Restricted Subsidiary;

          (vii) Indebtedness of the Company and its Restricted Subsidiaries under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided that (a) in the case of Interest Rate Agreements, such Interest Rate Agreements relate to Indebtedness permitted to be incurred under the Indenture and the notional principal amount of the obligations of the Company and its Restricted Subsidiaries under such Interest Rate Agreements does not exceed the principal amount of such Indebtedness, and
     (b) in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (viii) Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business under guaranties of Indebtedness of suppliers, licensees, franchisees or customers;

          (ix) Indebtedness incurred by the Company and its Restricted Subsidiaries consisting of Purchase Money Obligations and Capital Lease Obligations not exceeding at any time $30,000,000 in aggregate outstanding principal amount;

          (x) Acquired Indebtedness incurred by a Restricted Subsidiary of the Company to the extent such Indebtedness could have been incurred by the Company under the Consolidated Cash Flow Coverage Ratio test set forth in the preceding paragraph of this Limitation on Additional Indebtedness covenant, after giving pro forma effect to the acquisition of such Restricted Subsidiary by the Company;

          (xi) Indebtedness of any Restricted Subsidiary existing at the time of the designation of such Subsidiary as a Restricted Subsidiary in accordance with the terms of the Indenture if immediately prior to such designation such Subsidiary was an Unrestricted Subsidiary; provided that, after giving pro forma effect to such designation, such Indebtedness could have been incurred by the Company under the limitations set forth in the preceding paragraph of this Limitation on Additional Indebtedness covenant; and provided, further, that none of the Company or any of its other Restricted Subsidiaries shall provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or otherwise be at any time, directly or indirectly liable (as a guarantor or otherwise), for such existing Indebtedness, except to the extent the Company or any of its Restricted Subsidiaries could become so liable in accordance with the provisions of this Limitation on Additional Indebtedness covenant (other than solely in accordance with clause (vi) above or this clause (xi)).

          (xii) Indebtedness of the Company and its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, letters of credit, short-term overdraft facilities and surety or appeal bonds incurred or provided in the ordinary course of business;

          (xiii) Indebtedness of (a) Nortek Holding B.V. and its Subsidiaries arising out of advances on exports, advances on imports, advances on trade receivables, factoring of receivables and similar transactions in the ordinary course of business and, if secured, secured only by Liens on assets of Nortek Holding B.V. and its Subsidiaries and (b) the Company under its limited guarantee of not more than $20,000,000 of any such Indebtedness of Nortek Holding B.V. and its Subsidiaries;

          (xiv) other Indebtedness of the Company and its Restricted Subsidiaries not to exceed at any time $35,000,000 in aggregate outstanding principal amount;

          (xv) Liens permitted under the Limitation on Liens covenant; and

          (xvi) Indebtedness ("Refinancing Indebtedness") created, incurred, issued, assumed or guaranteed in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund ("refinance"), Indebtedness described in the preceding paragraph or referred to in clauses (i) through (xiv) above; provided, however, that (a) the principal amount of such Refinancing Indebtedness (or if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, the original issue amount of such Refinancing Indebtedness), together with the principal amount of any remaining Indebtedness under the agreement or instrument governing the Indebtedness being refinanced, (1) in the case of Refinancing Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (iii) through (v) and (xiv) above, shall not, when added to all other Indebtedness outstanding under such clause, exceed the aggregate amount of Indebtedness permitted to be incurred under such clause (plus accrued interest on the Indebtedness to be refinanced and the amount of reasonable expenses, costs and fees and the amount of prepayment premiums and penalties incurred in connection with the refinancing thereof), and (2) in the case of Refinancing Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (i), (ii) and (vi) through
     (xiii) above, shall not exceed the aggregate amount of such Indebtedness outstanding at the time of such refinancing, in each case, after giving effect to any mandatory reductions in principal or other repayments required under the agreement or instrument governing such Indebtedness (plus accrued interest on the Indebtedness to be refinanced and the amount of reasonable expenses, costs and fees and the amount of prepayment premiums and penalties incurred in connection with the refinancing thereof); (b) such Refinancing Indebtedness shall be subordinated in right of payment to the exchange notes at least to the same extent as the Indebtedness to be refinanced; (c) such Refinancing Indebtedness shall have an Average Life and Stated Maturity equal to, or greater than, the Average Life and Stated Maturity of the Indebtedness to be refinanced at the time of such incurrence; (d) the proceeds of such Refinancing Indebtedness, if incurred by a Restricted Subsidiary of the Company, shall not be used to refinance Indebtedness of the Company or another Subsidiary of the Company; and (e) the incurrence of any such Refinancing Indebtedness is substantially simultaneous with the refinancing of the Indebtedness to be refinanced.

     For purposes of this Limitation on Additional Indebtedness covenant, the accretion of original issue discount on Indebtedness shall not be deemed to be an incurrence of Indebtedness.

     Limitation on Other Senior Subordinated Indebtedness. The Company shall not incur any Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness of the Company and contractually senior in right of payment to the exchange notes.

     Limitation on Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company shall not (i) permit any of its Restricted Subsidiaries to issue or sell to any Person except the Company or a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary any preferred stock of any Restricted Subsidiary, or (ii) sell or otherwise convey or dispose of, or permit any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary to sell or otherwise convey or dispose of, any such preferred stock so issued or sold to the Company or any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary (except to the issuer thereof, the Company or any of its other Wholly-Owned Subsidiaries that is a Restricted Subsidiary).

     Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on (i) any Principal Property, (ii) any shares of Capital Stock of any Restricted Subsidiary of the Company held by the Company or
(iii) any Indebtedness owed by any Restricted Subsidiary of the Company to the Company if, in the case of clause (i), (ii) or (iii), such Lien secures Indebtedness or any other obligation or liability which is pari passu in right of payment with the exchange notes or subordinated in right of payment to the exchange notes without making effective provision for all of the exchange notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the Indebtedness or other obligation or liability to be secured by such Lien is subordinated in right of payment to the exchange notes, prior to) the Indebtedness or other obligation or liability secured by such Lien. The foregoing limitation does not apply to (i) Liens existing on the issue date of the notes; (ii) Liens with respect to the assets of a Restricted Subsidiary of the Company granted by such Restricted Subsidiary to the Company to secure Indebtedness owing to the Company; (iii) Liens in respect of Indebtedness permitted by clause (xii) of the Limitation on Additional Indebtedness covenant; (iv) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (v) Permitted Liens.

     Limitation on Certain Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or enter into or otherwise cause or permit to exist or become effective any agreement with any Person that would cause any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Restricted Subsidiaries, (ii) pay or repay any Indebtedness owed to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary, (iii) make loans or advances to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary, (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary or (v) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company except, in each case, for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) the Indenture, (c) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries, (d) any instrument governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, (e) agreements existing as of the issue date of the notes, (f) the Company Credit Facility, (g) the Ply Gem Credit Facility, (h) the Broan-NuTone Canada, Inc. Credit Facility, (i) any other agreement pursuant to which any Restricted Subsidiary of the Company incurs Indebtedness in accordance with the Limitation on Additional Indebtedness covenant, and (j) any agreement effecting a refinancing of Indebtedness issued pursuant to any agreement or instrument referred to in clause (d), (e), (f), (g), (h) or (i) above; provided that the terms and conditions of any such encumbrances and restrictions are not materially less favorable to the Holders than those under the agreement or instrument evidencing the Indebtedness being refinanced.

     The foregoing shall not restrict the ability of any Restricted Subsidiary of the Company to grant any Lien to the extent otherwise permitted in the Indenture.

     Repurchase upon Change of Control.  See "-- Change of Control" above.

     Limitation on Use of Proceeds from Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale having a value (including the Fair Market Value of any non-cash consideration) at least equal to the Fair Market Value of the securities or assets being sold or otherwise disposed of, and (ii) at least 75% of the consideration from such Asset Sale is received in the form of cash, Cash Equivalents (together with cash, "Cash Proceeds") or indebtedness for borrowed money of the Company or such Restricted Subsidiary that is assumed by the transferee of any such assets or any such indebtedness of any Restricted Subsidiary of the Company whose stock is purchased by the transferee. Any Net Cash Proceeds (a) in excess of the amount of cash applied by the Company or any Restricted Subsidiary of the Company during the period beginning 12 months prior to the date of the Asset Sale (but not prior to the issue date of the notes) and ending 12 months after the date of such Asset Sale to purchase any business that is, or any properties and assets used primarily in, the same or a related business as those owned and operated by the Company and its Subsidiaries as of the issue date of the notes or at the date of such Asset Sale and (b) not applied within 12 months after the date of the Asset Sale to reduce Indebtedness of the Company (other than Indebtedness which is by its terms subordinated in right of payment to the exchange notes) or any Restricted Subsidiary of the Company shall be deemed to be "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15,000,000, the Company shall make an offer (the "Excess Proceeds Offer") to apply the Excess Proceeds to purchase the exchange notes. The Excess Proceeds Offer must be in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest, if any, thereon and Liquidated Damages, if any, to the date fixed for the closing of such offer, substantially in accordance with the procedures for a Change of Control Offer described in the Repurchase upon Change of Control covenant. To the extent that the aggregate amount of exchange notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company may use the remaining Excess Proceeds for general corporate purposes and such amounts shall no longer be deemed Excess Proceeds. If the aggregate principal amount of exchange notes surrendered by Holders exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes to be purchased on a pro rata basis, subject to the limitation on the authorized denominations of the exchange notes.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws are applicable in connection with the repurchase of exchange notes pursuant to an Excess Proceeds Offer.

     Limitation on Transactions with Affiliates. Except as otherwise permitted by the Indenture, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease or otherwise transfer or dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries, unless (i) such transaction or series of transactions is in the best interests of the Company or such Restricted Subsidiary based on all relevant facts and circumstances; (ii) such transaction or series of transactions is fair to the Company or such Restricted Subsidiary and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and
(iii) (a) with respect to a transaction or series of related transactions involving aggregate payments in excess of $5,000,000, the Board of Directors and a majority of the Disinterested Directors shall approve such transaction or series of transactions by a Board Resolution evidencing their determination that such transaction or series of transactions complies with clauses (i) and (ii) above, and (b) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $15,000,000, the Company receives a written opinion from a nationally recognized investment bank or valuation firm or, with respect to a transaction requiring the valuation of real property, a nationally recognized real estate appraisal firm, that such transaction or series of transactions is fair to the Company from a financial point of view. Certain transactions subject to this covenant, such as the repurchase of Capital Stock from, or an Investment in, an Affiliate of the Company or any of its Restricted Subsidiaries may also be subject to the Limitation on Restricted Payments covenant.

     The foregoing limitation shall not apply to: (i) any payment of money or issuance of securities by the Company or any Restricted Subsidiary of the Company pursuant to employment agreements or arrangements and employee benefit plans, including reimbursement or advancement of out-of-pocket expenses and directors' and officers' liability insurance; (ii) reasonable and customary payments and other benefits (including indemnification) provided to directors for service on the Board of Directors of the Company or any of its Restricted Subsidiaries and reimbursement of expenses related thereto; or (iii) transactions between the Company and any Restricted Subsidiary of the Company, or between one Restricted Subsidiary of the Company and another Restricted Subsidiary of the Company; provided that not more than 20% of any such Restricted Subsidiary is owned by any Affiliate of the Company or any of its Restricted Subsidiaries (other than the Company or a Wholly-Owned Subsidiary of the Company which is a Restricted Subsidiary).

     Payments for Consents. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Rule 144A Information Requirement. The Company has agreed that, if it is not subject to and in compliance with the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the exchange notes constitute "restricted securities" within the meaning of the Securities Act, it will furnish to the holders or beneficial holders of the exchange notes and prospective purchasers of the exchange notes designated by the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company either exchanges all of the notes for the exchange notes or has registered under the Securities Act and continues to maintain a registration statement with respect to the resale of all of the exchange notes pursuant to the Registration Rights Agreement.

     Provision of Reports. The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, the Company will furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors or prospective investors who request it in writing.

MERGER, CONSOLIDATION OR TRANSFER OF ASSETS

     The Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, unless: (1) the Company shall be the continuing Person, or the Person, if other than the Company, formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or of the Company and its Subsidiaries on a consolidated basis, substantially as an entirety, are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the exchange notes and the Indenture, and the Indenture remains in full force and effect; (2) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (3) the Person which is formed by or survives such consolidation or merger or to which such assets are transferred (the "surviving entity"), after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Coverage Ratio test set forth in the first paragraph of the Limitation on Additional Indebtedness covenant; and (4) immediately after giving effect to such transaction on a pro forma basis the Consolidated Net Worth of the surviving entity shall be equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction.

     In connection with any such consolidation, merger or transfer, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent therein provided for relating to such transactions have been complied with.

     Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, in accordance with the second preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture, and when a successor Person assumes all the obligations of its predecessor under the Indenture or the exchange notes, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the exchange notes.

     With respect to the transfer of all or substantially all of the assets of the Company or of the assets of the Company and its Subsidiaries on a consolidated basis, there is no precise established definition of the term "substantially all" under applicable law. Accordingly, if the Company were to engage in transactions in which it disposed of less than all of its assets or the Company or a Subsidiary of the Company were to engage in transactions in which less than all of the assets of the Company and its Subsidiaries on a consolidated basis were disposed of, a question could arise as to whether such disposition was of "substantially all" of the assets of the Company or of the Company and its Subsidiaries on a consolidated basis, as the case may be, and, therefore, whether the transaction was subject to the foregoing provisions of the Indenture.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an "Event of Default": (1) the Company defaults in the payment, when due and payable, whether or not prohibited by the subordination provisions of the Indenture, of (i) interest on or Liquidated Damages, if any, with respect to any exchange note and the default continues for a period of 30 days, or (ii) principal of or premium, if any, on any exchange notes when the same becomes due and payable at maturity, by acceleration, on the Redemption Date, on the Change of Control Payment Date, on any payment date respecting an Excess Proceeds Offer or otherwise; (2) the Company fails to comply with any of the provisions set forth under "Merger, Consolidation or Transfer of Assets" above; (3) the Company fails to comply with any of its covenants or agreements in the exchange notes or the Indenture (other than those referred to in clause (1) or (2) above) and such failure continues for the period and after receipt by the Company of the notice specified below;
(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such indebtedness or guarantee is now existing or hereafter created, if such default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable or if as a result of such default the maturity of such indebtedness has been accelerated prior to its stated maturity and, in either case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for money borrowed which has not been paid when due and payable or the maturity of which has been accelerated as a result of such default, aggregates $15,000,000 or more; (5) the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any bankruptcy law:
(A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case or proceeding; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or
(E) admits in writing its inability to pay its debts generally as they become due; (6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (A) is for relief against the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding; (B) appoints a custodian of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) for all or substantially all of its properties; or (C) orders the liquidation of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), and such order or decree with respect to clause (A), (B) or (C) remains unstayed and in effect for 60 days; or (7) final judgments for the payment of money which in the aggregate exceed $15,000,000 shall be rendered against the Company or any of its Restricted Subsidiaries by a court and shall remain unstayed or undischarged for a period of 60 days.

     A Default under clause (3) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the exchange notes at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default within 30 days after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     In the case of any Event of Default (other than as a result of the failure to comply with the Repurchase upon Change of Control covenant) occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay if the Company then had elected to redeem the exchange notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law, anything in the Indenture or in the exchange notes contained to the contrary notwithstanding.

     In the case of an Event of Default as a result of a failure to comply with the Repurchase upon Change of Control covenant occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay pursuant to the Repurchase upon Change of Control covenant, such premium shall also become and be immediately due and payable at such time as the principal and interest on the exchange notes become due and payable pursuant to the acceleration provisions of the Indenture to the extent permitted by law, anything in the Indenture or in the exchange notes contained to the contrary notwithstanding.

     If any Event of Default (other than an Event of Default specified in clause
(5) or (6) above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the exchange notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by such Holders), may, and such Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, accrued interest on, and Liquidated Damages, if any, with respect to the exchange notes to be due and payable immediately. If an Event of Default specified in clause (5) or (6) above occurs, all unpaid principal of, premium, if any, accrued interest on and Liquidated Damages, if any, with respect to the exchange notes then outstanding shall ipso facto become and be immediately due and payable without declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the exchange notes then outstanding by written notice to the Trustee may rescind an acceleration and its consequences (except an acceleration due to default in payment of the principal of, premium, if any, accrued interest on, and Liquidated Damages, if any, with respect to the exchange notes) if all existing Events of Default have been cured or waived except non-payment of the principal of, premium, if any, accrued interest on, and Liquidated Damages, if any, with respect to the exchange notes that have become due solely because of the acceleration. Subject to certain restrictions set forth in the Indenture, the Holders of at least a majority in principal amount of the outstanding exchange notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a default in the payment of the principal of, premium, if any, interest on, or Liquidated Damages, if any, with respect to the exchange notes or a Default under a provision which requires consent of all Holders to amend. When a Default or Event of Default is waived, it is cured and ceases. A Holder may not pursue any remedy with respect to the Indenture or the exchange notes unless: (i) the Holder gives to the Trustee written notice that an Event of Default is continuing; (ii) the Holders of at least 25% in aggregate principal amount of any exchange notes outstanding make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable indemnity or security against any loss, liability or expense satisfactory to the Trustee; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding exchange notes do not give the Trustee a direction which is inconsistent with the request.

DISCHARGE AND DEFEASANCE

     When (1) the Company delivers to the Trustee all outstanding exchange notes (other than exchange notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (2) all outstanding exchange notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to all outstanding exchange notes, and in the case of either clause (1) or (2) the Company pays all other sums payable under the Indenture by the Company, then the Indenture will, subject to certain surviving provisions, cease to be of further effect.

     The Company will be permitted to, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes ("Legal Defeasance") except for:

          (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the exchange notes when the payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the exchange notes concerning issuing temporary notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company will be permitted to, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute Events of Default with respect to the exchange notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company will be required to deposit irrevocably with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in an amount that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the outstanding exchange notes on the stated maturity or on the applicable date fixed for redemption, as the case may be, and the Company must specify whether the exchange notes are being defeased to maturity or to a particular date fixed for redemption;

          (2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

             (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon, the opinion of counsel will confirm that, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (5) or (6) under "-- Events of Default and Remedies" occurs with respect to the Company which is continuing at the end of the period;

          (5) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (6) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (7) the Company will have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company or with the intent of preferring the Holders of exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company will have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance have been satisfied.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange exchange notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any exchange note selected for redemption. Also, the Registrar is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

     The registered Holder will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, with the written consent of the Holders of at least a majority in aggregate principal amount of the exchange notes then outstanding, the Company and the Trustee may amend the Indenture or the exchange notes, or may waive compliance by the Company with any provision of the Indenture or the exchange notes. However, without the consent of each Holder affected, a waiver or an amendment to the Indenture or the exchange notes may not: (i) reduce the percentage of principal amount of the exchange notes whose Holders must consent to an amendment or waiver; (ii) make any change to the Stated Maturity of the principal of, premium, if any, interest on, or Liquidated Damages, if any, with respect to the exchange notes or any Redemption Price thereof, or impair the right to institute suit for the enforcement of any such payment or make any exchange note payable in money or securities other than that stated in the exchange note; (iii) waive a default in the payment of the principal of, premium, if any, interest on, or Liquidated Damages, if any, with respect to any exchange note; (iv) make any change in the provisions of the Repurchase upon Change of Control covenant or the Limitation on Use of Proceeds of Asset Sales covenant; or (v) make any change in the amendment provisions of the Indenture.

     Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the exchange notes (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions described under "Merger, Consolidation or Transfer of Assets";
(iii) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes so long as such uncertificated exchange notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended;
(iv) to make any other change that does not adversely affect the rights of any Holder; or (v) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the exchange notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

     The Holders of not less than a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing (and shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders, unless they shall have offered to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person (i) assumed in connection with an acquisition of assets or properties from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person provided such Person was not immediately prior thereto an Unrestricted Subsidiary (in each case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Restricted Subsidiary).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise.

     "Allowable Subsidiary Loans" means Indebtedness of the Company to a Restricted Subsidiary of the Company not to exceed the Net Cash Proceeds received by the Company as a result of such Restricted Subsidiary becoming less than a Wholly-Owned Subsidiary through the sale of Equity Interests in compliance with the terms of the Indenture; provided that (i) all such Allowable Subsidiary Loans are contractually subordinated in right of payments to the exchange notes and (ii) the total amount of all Allowable Subsidiary Loans at any time outstanding does not exceed $35,000,000.

     "Asset Sale" means, with respect to any Person, the sale, lease, conveyance or other transfer or disposition by such Person of any of its assets or properties (including by way of a sale-and-leaseback and including the sale, issuance or other transfer of any of the Capital Stock of any Subsidiary of such Person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person (but if such Person is the Company or any Restricted Subsidiary of the Company, only if such Subsidiary is a Restricted Subsidiary of the Company), net of out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $5,000,000. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of such Person whose stock is purchased by the transferee. Notwithstanding anything to the contrary in the foregoing provisions of this definition, the term "Asset Sale", with respect to any Person, shall not include (i) the sale, lease or other transfer or disposition of assets acquired and held for resale in the ordinary course of business; (ii) the sale, lease or other transfer or disposition of assets in accordance with the provisions described under "Merger, Consolidation or Transfer of Assets"; (iii) the sale, lease or other transfer or disposition of damaged, worn-out or obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of such Person or its Subsidiaries; (iv) the abandonment of assets or properties which are no longer useful in the business of such Person or its Subsidiaries and are not readily saleable; (v) the granting of any Lien permitted under the Limitation on Liens covenant (and any foreclosure or other sale under any such Lien, except to the extent there are surplus proceeds from such foreclosure); (vi) any sale, lease, assignment or other disposition by such Person or its Subsidiaries if such Person has outstanding senior debt securities all of which are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade; or
(vii) the sale or other transfer or disposition of receivables in connection with an asset securitization transaction by such Person or its Subsidiaries.

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Broan-NuTone Canada, Inc. Credit Facility" means a credit facility between Broan-NuTone Canada, Inc. or any of the Canadian Subsidiaries, and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time.

     "Canadian Subsidiary" means any Subsidiary of Broan-NuTone Canada, Inc. and any Subsidiary of the Company whose headquarters is located in Canada.

     "Capital Lease Obligations" means, with respect to any Person, all obligations under leases of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP, and for purposes of the Indenture the amount of such obligations at any time shall be the aggregate capitalized amount thereof at such time, as determined in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock (including common or preferred stock), partnership interests or any other participation right or other interest in the nature of an equity interest in such Person.

     "Cash Equivalents" means (i) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) any certificate of deposit, overnight bank deposit or bankers' acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, BBB- or better by S&P or Moody's or the equivalent of such rating by a successor rating agency, (iii) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any Investment therein is made, P-1 or better by Moody's or A-1 or better by S&P, or the equivalent of such rating by a successor rating agency, (iv) Investments in mutual funds, money market funds, investment pools and other savings vehicles, substantially all of the assets of which are invested in Investments described in clause (i), (ii) or (iii) above, and (v) in the case of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries, (a) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by Canada or any instrumentality or agency thereof (provided that the full faith and credit of Canada is pledged in support thereof), (b) any certificate of deposit, overnight bank deposit or bankers' acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, A or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency and (c) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of Canada or any province thereof which is rated, at the time as of which any Investment therein is made, R-1 or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency.

     "Commodity Agreement" means any agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the prices of commodities used by the Company or any of its Subsidiaries in the ordinary course of business.

     "Company Credit Facility" means one or more credit facilities (other than the Ply Gem Credit Facility) between the Company or any of its Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time, specifically designated in each such credit facility as a "Company Credit Facility." All Company Credit Facilities are referred to collectively in the Indenture as the "Company Credit Facility."

     "Consolidated Amortization Expense" means, with respect to any Person for any period, the amortization expense of such Person and its Subsidiaries (or if such Person is the Company, the amortization expense of the Company and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP, excluding any amortization expense included in Consolidated Interest Expense.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the sum of, without duplication, (i) Consolidated Net Income of such Person for such period, (ii) Consolidated Interest Expense of such Person for such period,
(iii) Consolidated Income Tax Expense of such Person for such period, (iv) Consolidated Depreciation Expense of such Person for such period, (v) Consolidated Amortization Expense of such Person for such period , and (vi) the amount, not to exceed 10% of Consolidated Cash Flow of such Person for such period (which amount shall be excluded in determining such Consolidated Cash
Flow), by which (A) other non-cash items of expense that reduce Consolidated Net Income of such Person for such period exceed (B) other non-cash items of expense that increase Consolidated Net Income of such Person for such period.

     "Consolidated Cash Flow Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Cash Flow of such Person for such period to Consolidated Interest Expense of such Person for such period; provided, however, that Consolidated Cash Flow and Consolidated Interest Expense shall be calculated on a pro forma basis after giving effect, as if occurring at the beginning of such period, to (i) the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (ii) the incurrence, during such period or since the last day of such period, of any Indebtedness (other than Indebtedness incurred for working capital purposes), and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (iii) the acquisition by such Person (directly or through a Restricted Subsidiary of such Person if such Person is the Company and directly or through a Subsidiary of such Person if such Person is not the Company) of any company or business during such period or since the last day of such period and (iv) the sale or other disposition of assets or properties outside the ordinary course of business by such Person (directly or through a Restricted Subsidiary of such Person if such Person is the Company and directly or through a Subsidiary of such

Person if such Person is not the Company) and the actual application of the proceeds therefrom during such period or since the last day of such period.

     "Consolidated Depreciation Expense" means, with respect to any Person for any period, the depreciation and depletion expense of such Person and its Subsidiaries (or if such Person is the Company, the depreciation and depletion expense of the Company and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP.

     "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes (including franchise, net worth or similar taxes) of such Person and its Subsidiaries (or if such Person is the Company, the provision for such taxes of the Company and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries (or if such Person is the Company, the interest expense of the Company and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, all original issue discount and other interest portion of any deferred payment Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing less any interest income included in Consolidated Net Income for such period, but excluding any deferred financing fees otherwise includible in Consolidated Interest Expense for such period; (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (or if such Person is the Company, such interest expense paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries) during such period as determined on a consolidated basis in accordance with GAAP; and (iii) all cash dividends or other distributions declared or paid on any Capital Stock (other than common stock or preferred stock that is not Redeemable Stock or, with respect to the Company, Special Common Stock) of such Person and its Subsidiaries (or if such Person is the Company, all such dividends or other distributions declared or paid on any such Capital Stock of the Company and its Restricted Subsidiaries) for such period as determined on a consolidated basis in accordance with GAAP; provided, however, that any Indebtedness bearing a floating rate of interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (or if such Person is the Company, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries) for such period, before discontinued operations, extraordinary items and the cumulative effect of a change in accounting principles, determined on a consolidated basis in accordance with GAAP; provided that there shall also be excluded from Consolidated Net Income (but only to the extent included in calculating such Consolidated Net Income):
(i) any net gains or losses in respect of dispositions of assets other than in the ordinary course of business; (ii) any gains from currency exchange transactions not in the ordinary course of business consistent with past practice; (iii) any gains or losses realized from the termination of any employee pension benefit plan; (iv) any gains or losses realized upon the refinancing of any Indebtedness of such Person or any of its Subsidiaries (or if such Person is the Company, any gains or losses realized upon the refinancing of any Indebtedness of Company and its Restricted Subsidiaries); (v) any gains or losses arising from the destruction of property or assets due to fire or other casualty; (vi) any gains or losses from the revaluation of property or assets;
(vii) the net income (or loss) of any Person that is not a Subsidiary of such first Person (or that is not a Restricted Subsidiary of the Company if such first Person is the Company) except to the extent of cash dividends or distributions paid to such first Person by such other Person in such period;
(viii) the net income (or loss) of any Subsidiary of such first Person except to the extent of the interest of such Person in such Subsidiary; (ix) the net income of any Subsidiary of such Person (or if such Person is the Company, of any Restricted Subsidiary of the Company) that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to such Subsidiary (or such Restricted Subsidiary, if applicable) to the extent of such restriction or limitation in such period; (x) the net income of any Person acquired in a pooling transaction for any period prior to the date of such acquisition; and (xi) the excess of (a) the consolidated compensation expense recorded by the Company in the computation of net earnings of the Company in respect of shares of Capital Stock (other than Redeemable Stock) or other Equity Interests awarded, pursuant to a plan or other arrangement approved by the Board of Directors of the Company (or of a Reporting Subsidiary, if applicable), to or for the benefit of any employee, officer or director of the Company or any of its Subsidiaries or to or by any employee stock ownership plan or similar trust for the benefit of any such employee, officer or director, over (b) the amount of consolidated income tax benefit recorded by the Company in connection with such consolidated compensation expense of the Company.

     "Consolidated Net Worth" means, with respect to any Person at any date of determination, the sum of the Capital Stock, additional paid-in capital and cumulative translation, pension and other adjustment account plus retained earnings (or minus accumulated deficit), excluding amounts attributable to Redeemable Stock, any Capital Stock convertible into Indebtedness, or treasury stock, of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the issue date of the notes or becomes a party or a beneficiary thereafter.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) any Indebtedness (and all Obligations of the Company with respect thereto) outstanding under the Company Credit Facility, (ii) any Indebtedness (and all Obligations of the Company with respect thereto) represented by the 8 7/8% Notes, the 9 1/8% Notes or the 9 1/4% Notes and (iii) any other Senior Indebtedness permitted to be incurred under the Indenture the original principal amount of which is $25,000,000 or more and that has been designated by the Company as "Designated Senior Indebtedness."

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a Board Resolution under the Indenture, a member of such Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "8 7/8% Notes" means any of the Company's 8 7/8% Senior Notes due August 1, 2008 issued under the indenture dated as of July 31, 1998 between the Company and State Street Bank and Trust Company.

     "Eligible Inventory" means, with respect to any Person, the finished goods, raw materials and work-in-process of such Person less any applicable reserves, each of the foregoing determined on the FIFO method of accounting in accordance with GAAP.

     "Eligible Receivables" means, with respect to any Person, the trade receivables of such Person less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

     "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

     "Exempt Person" means (i) Richard L. Bready, (ii) any Person which is an Affiliate of Richard L. Bready or (iii) any other Affiliate of such Person so long as such Person is an Affiliate of Richard L. Bready.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the issue date of the notes, including without limitation all Indebtedness outstanding under the Ply Gem Credit Facility on such date.

     "Existing Investments" means (i) Investments of the Company and its Restricted Subsidiaries in existence on the issue date of the notes and (ii) Investments to be made pursuant to commitments authorized by the Board of Directors of the Company prior to the issue date of the notes in Ecological Engineering Associates, L.P. in an amount not to exceed $3,000,000 (including such Investments made prior to the issue date of the notes).

     "Existing Senior Notes" means the 8 7/8% Notes, the 9 1/8% Notes and the 9 1/4% Notes.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any asset or assets of the Company or any of its Subsidiaries shall be determined by the Board of Directors of the Company or, if such subsidiary is a Reporting Subsidiary, of such Reporting Subsidiary, acting in good faith, and evidenced by a Board Resolution of the Company or such Reporting Subsidiary, as the case may be, delivered to the Trustee.

     "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time; provided, however, that with respect to the obligations of the Company described under "Certain Covenants" and "Merger, Consolidation or Transfer of Assets" and the definitions used therein, GAAP shall be determined on the basis of such principles as in effect on the issue date of the Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

     "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, contingent or otherwise, (i) with respect to borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or consisting of reimbursement obligations with respect to letters of credit, or (ii) representing the deferred and unpaid balance of the purchase price of any property excluding any such balance that constitutes a trade payable or an accrued liability, in each case arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, (a) any Capital Lease Obligations, (b) the maximum fixed repurchase price of any Redeemable Stock, (c) indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed,
(d) guaranties of items that would be included within this definition to the extent of such guaranties, and (e) net liabilities in respect of Commodity Agreements, Currency Agreements and Interest Rate Agreements. For purposes of the immediately preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be without duplication (y) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (z) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the Fair Market Value at such date of any property or asset subject to a Lien securing the Indebtedness of others or the amount of the Indebtedness secured. The amount of any Indebtedness issued at a discount shall be equal to the gross proceeds of such issuance (and not the face amount of any bond, note, debenture or similar instrument representing such Indebtedness).

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary thereof.

     "Investment" means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (other than extensions of trade credit by such Person on commercially reasonable terms and relating to the sale of property or services in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or (ii) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease intended as security, any option or other agreement to sell or give any security interest and any filing of or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a financing statement covering leased goods under a lease not intended as security).

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "9 1/8% Notes" means any of the Company's 9 1/8% Senior Notes due September 1, 2007 issued under the indenture dated as of August 26, 1997 between the Company and State Street Bank and Trust Company.

     "9 1/4 Notes" means any of the Company's 9 1/4% Senior Notes due March 15, 2007 issued under the indenture dated as of March 17, 1997 between the Company and State Street Bank and Trust Company.

     "Net Cash Proceeds" means the aggregate Cash Proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses and severance and shutdown costs incurred as a result thereof, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reasonable reserve in accordance with GAAP for adjustments in respect of the sale price of such asset or assets.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person.

     "Permitted Investments" means any of the following: (i) Cash Equivalents;
(ii) Existing Investments; (iii) Investments by the Company or a Restricted Subsidiary of the Company in any Subsidiary of the Company that is a Restricted Subsidiary or any other Person that concurrently with the making of such Investment becomes a Subsidiary of the Company that is a Restricted Subsidiary;
(iv) guaranties by Restricted Subsidiaries of the Company permitted under the Limitation on Additional Indebtedness covenant; (v) Indebtedness of the Company to any Restricted Subsidiary of the Company; provided that such Indebtedness is contractually subordinated in right of payment to the exchange notes; (vi) Investments by the Company or any of its Restricted Subsidiaries in debt securities or debt instruments having maturities of 10 years or less and (A) issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (B) with a rating of BBB- or better by S&P or Baa-3 or better by Moody's or the equivalent of such rating by a successor rating agency; (vii) any Investment by Broan-NuTone Canada, Inc. and or any Canadian Subsidiary in debt securities or debt instruments having maturities of 10 years or less and issued or fully guaranteed or insured by Canada or an instrumentality or agency thereof or rated, at the time of such Investment, BBB- or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency, so long as the aggregate amount of all such Investments by Broan-NuTone Canada, Inc. and any Canadian Subsidiaries that are Restricted Subsidiaries does not exceed $15,000,000 at any one time outstanding; (viii) loans and advances to officers and directors of the Company or any Restricted Subsidiary of the Company made in the ordinary course of business or pursuant to any employee benefit plan, up to $10,000,000 in the aggregate at any one time outstanding; (ix) loans and advances to vendors, suppliers and contractors of the Company or any Restricted Subsidiary of the Company and made in the ordinary course of business; (x) the receipt by the Company or any of its Restricted Subsidiaries of consideration other than Cash Proceeds in any Asset Sale made in compliance with the terms of the Indenture;
(xi) so long as no Default or Event of Default shall have occurred and be continuing, other Investments made after the issue date of the notes not exceeding in the aggregate at any time outstanding (A) $40,000,000, if at the time of the making of such Investment the exchange notes are not rated BB+ or better by S&P or Bal or better by Moody's, or (B) $50,000,000, if at the time of the making of such Investment the exchange notes are rated BB+ or better by S&P or Bal or better by Moody's; (xii) any Lien permitted under the Limitation on Liens covenant; and (xiii) Investments by Restricted Subsidiaries of the Company not exceeding in the aggregate $10,000,000 at any one time outstanding in Cash Equivalents described in clause (ii) of the definition of such term in the Indenture; provided that for purposes of this clause (xiii) an instrument referred to in such clause (ii) may be issued by any commercial banking institution having capital and surplus of not less than $100,000,000.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries, taken as a whole; (vi) Liens securing Purchase Money Obligations permitted to be incurred by the provisions of the

Indenture; (vii) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business of the Company or any of its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or any of its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capital Lease Obligation; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time
(A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person or such property becomes a part of the Company or any Restricted Subsidiary of the Company; (xii) Liens in favor of the Company or any Restricted Subsidiary of the Company; (xiii) Liens securing any real property or other assets of the Company or any Restricted Subsidiary of the Company in favor of the United States of America or any State, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or of any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of the Company or such Restricted Subsidiary of the Company; (xiv) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Company Credit Facility, in each case securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements; and (xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the issue date of the notes.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Ply Gem Credit Facility" means one or more credit facilities between Ply Gem Industries, Inc. or any of its Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time, specifically designated in each such credit facility as a "Ply Gem Credit Facility." All Ply Gem Credit Facilities are referred to collectively in the Indenture as the "Ply Gem Credit Facility."

     "Principal Property" means any manufacturing or processing plant, warehouse or other building used by the Company or any Restricted Subsidiary of the Company, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors as reflected in a Board Resolution, is not of material importance as of the date such Board Resolution is adopted to the businesses conducted by the Company and its Subsidiaries, on a consolidated basis, or conducted by any Significant Subsidiary of the Company.

     "Purchase Money Obligations" means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition or construction of any property or business (including Indebtedness incurred within one year following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or assumed by the Company or a Restricted Subsidiary of the Company in connection with the acquisition of assets from such Person; provided, however, that (i) any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed and (ii) at no time shall the aggregate principal amount of outstanding Indebtedness secured thereby be increased.

     "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the Stated Maturity of the exchange notes), or upon the happening of any event, matures or is mandatorily redeemable or is redeemable at the sole option of the holder thereof, in whole or in part, prior to the Stated Maturity of the exchange notes.

     "Registration Rights Agreement" means the registration rights agreement dated as of the issue date of the notes between the Company and the Initial Purchasers named therein.

     "Restricted Subsidiary" means (i) any Subsidiary of the Company in existence on the issue date of the notes, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted Subsidiary", (ii) any Subsidiary of the Company (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the date of the Indenture, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted Subsidiary" and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of the Company; provided that immediately after giving effect to the designation referred to in clause (iii), no Default or Event of Default shall have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Coverage Ratio test set forth in the first paragraph of the Limitation on Additional Indebtedness covenant. The Company shall evidence any such designation to the Trustee by promptly filing with the Trustee an Officers' Certificate certifying that such designation has been made and stating that such designation complies with the requirements of the immediately preceding sentence.

     "Senior Indebtedness" means all Indebtedness of the Company (including Specified Senior Indebtedness), whether outstanding on the issue date of the notes or thereafter incurred (unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness shall not be senior or superior in right of payment to the exchange notes), and all Obligations of the Company with respect thereto, but excluding: (i) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates; (ii) amounts owed for goods, materials or services purchased in the ordinary course of business or for compensation to employees; (iii) any Indebtedness in respect of any Capital Lease Obligation created, incurred, assumed or guaranteed prior to or, unless designated in the instrument evidencing such Capital Lease Obligation as "Senior Indebtedness", after the issue date of the notes; (iv) any Indebtedness represented by Redeemable Stock; and (v) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the Commission, as such regulation is in effect on the date of the Indenture.

     "Specified Senior Indebtedness" means (i) any Indebtedness outstanding under the Company Credit Facility and (ii) any Indebtedness represented by the 8 7/8% Notes, the 9 1/8% Notes or the 9 1/4% Notes.

     "Stated Maturity" means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which the principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency).

     "Subsidiary" of any Person means any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or, in the case of a Person which is not a corporation, the members of the appropriate governing board or other group is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

     "Trustee" means the party named as the "Trustee" in the first paragraph of the Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "Unrestricted Subsidiary" means, until such time as any of the following shall be designated as a Restricted Subsidiary of the Company by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary," (i) any Subsidiary of the Company or of a Restricted Subsidiary organized or acquired after the date of the Indenture that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, (ii) any Subsidiary of any Unrestricted Subsidiary, and (iii) any Restricted Subsidiary of the Company that is designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company; provided that (a) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) any such designation shall be deemed the making of a Restricted Payment at the time of such designation in an amount equal to the Fair Market Value of the Investment in such Subsidiary and shall be subject to the restrictions contained in the "Limitation on Restricted Payments" covenant, and (c) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated. A Person may be designated as an Unrestricted Subsidiary only if and for so long as such Person (i) has no Indebtedness other than Non-Recourse Debt; (ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to make any payment to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent any such direct or indirect obligation would then be permitted in accordance with the Limitation on Restricted Payments covenant; and
(iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. The Company shall evidence any designation pursuant to clause (i) or (iii) of the first sentence hereof to the Trustee by filing with the Trustee within 45 days of such designation an Officers' Certificate certifying that such designation has been made and that such designation complies with the requirements of the Indenture and all conditions thereto have been satisfied.

     "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary (other than directors' qualifying shares) is owned by such Person (either directly or indirectly through Wholly-Owned Subsidiaries).

BOOK-ENTRY, DELIVERY AND FORM

     Except as explained in the next paragraph, the exchange notes to be resold will initially be represented by one or more permanent global exchange notes in definitive, fully registered form without interest coupons (each a "Global Note"). Each Global Note registered in the name of Cede & Co., as nominee of The Depository Trust Company (the "Depositary") will be deposited on the issue date of the exchange notes, with, or on behalf of the Depositary, or will remain with the Trustee under the FAST Balance Certificate Agreement between the Depositary and the Trustee (the nominee or the Trustee, in this capacity, is called the "Global Holder").

     Exchange notes that are issued as described below under the subheading "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, the Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of exchange notes being transferred, subject to the transfer restrictions specified in the Indenture.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities including banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

     The Company expects that under procedures established by the Depositary:

          (a) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (b) ownership of the exchange notes evidenced by the Global Notes will be shown on, and the transfer of ownership will be effected only through, records maintained by the Depositary (with respect to the interests of the Participants), the Participants and the Indirect Participants.

     Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer exchange notes evidenced by the Global Note will be limited to that extent.

     Accordingly, the owner of a beneficial interest in a Global Note must rely on the Depositary's procedures, or if the owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which they own the beneficial interest in the exchange notes, to exercise any of its rights as a holder of the exchange notes under the Indenture or the Global Note. The Company understands that under existing industry practice, (i) if the Company requests a holder of the exchange notes to take action, the Depositary would authorize the Participants to take such action and the Participants would authorize owners owning beneficial interests through them to take such action, and (ii) if the owner of a beneficial interest in a Global Note requests the Company to take any action that the owner is entitled to take, the Depositary, or the Participants through which the owners hold their beneficial interests, would act upon the instruction of the owners.

     So long as the Global Holder is the registered owner of any exchange notes, the Global Holder will be considered the sole holder under the Indenture of any exchange notes evidenced by the Global Notes. Beneficial owners of exchange notes evidenced by the Global Notes will not be considered the owners or holders under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the exchange notes.

     Payments of the principal of, premium and liquidated damages, if any, and interest on any exchange notes registered in the name of the Global Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners for the purpose of receiving payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of these amounts to beneficial owners of exchange notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with these payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Participants and Indirect Participants to the beneficial owners of the exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

  Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange its beneficial interest for exchange notes in the form of Certificated

Securities. Upon any issuance, the Trustee is required to register the Certificated Securities in the name of, and cause the same to be delivered to, the person or persons requesting the exchange (or the nominee of the person requesting the exchange).

     In addition, if:

          (a) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and a successor depositary is not appointed by the Company within 90 days; or

          (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in the form of Certificated Securities;

then, upon surrender by the Global Holder of its Global Note, exchange notes in certificated form will be issued to each person that the Global Holder and the Depositary identify as being the beneficial owner of the related exchange notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Holder or the Depositary in identifying the beneficial owners of exchange notes. The Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Holder. With respect to exchange notes in certificated form, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders or, if no account is specified, by mailing a check to each holder's registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System. Therefore, any permitted secondary market trading activity in the exchange notes will be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903-2360, Attention: Almon C. Hall, Vice President, Controller and Chief Accounting Officer or Kevin W. Donnelly, Vice President, General Counsel and Secretary.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold the notes on June 12, 2001 to Bear, Stearns & Co. Inc. and Dresdner Kleinwort Wasserstein - Grantchester, Inc. (the "Initial Purchasers") pursuant to a purchase agreement dated June 7, 2001. The Initial Purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase agreement, we entered into a registration rights agreement with the Initial Purchasers in which we agreed to:

          (1) use our best efforts to file a registration statement registering the exchange notes with the Commission within 90 days after the original issuance of the notes; and

          (2) use our best efforts to have the registration statement relating to the exchange notes declared effective by the Commission within 165 days after the original issuance of the notes.

     We have agreed to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the notes.

     This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held notes, other than notes purchased directly from us or one of our affiliates.

     For each note surrendered to us pursuant to the exchange offer, the holder of the surrendered note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last date on which interest was paid on the surrendered note or, if no interest has been paid, from the date of original issuance of the surrendered note.

     Although we have not requested, and do not intend to request, the Commission to issue an interpretation with respect to the resales of the exchange notes, we believe that under existing Commission interpretations, the exchange notes will be freely transferable by Holders other than our affiliates after the exchange offer without further registration under the Securities Act if the Holder represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not one of our affiliates, as such terms are interpreted by the Commission. If our belief is inaccurate, Holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify Holders against such liability.

     Broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. While the Commission has not taken a position with respect to this particular transaction, under existing Commission interpretations relating to transactions structured substantially like the exchange offer, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the registration statement relating to the exchange offer. Under the registration agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement relating to the exchange offer in connection with the resale of such exchange notes.

     A holder of notes (other than certain specified holders) tendering notes in the exchange offer is required to represent that:

     - any exchange notes to be received by it will be acquired in the ordinary course of business;

     - the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
       Act) of the exchange notes; and

     - it is not one of our "affiliates" as defined in Rule 405 of the Securities Act or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable.

If a holder of notes is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, the holder of notes will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

     In the event that

     - applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer;

     - any holder of notes (1) is prohibited by law from participating in the exchange offer, (2) may not resell the exchange notes to the public without delivering a prospectus and the prospectus relating to the exchange offer is not appropriate for these resales, or (3) is a broker-dealer and owns notes acquired directly from us or any of our affiliates; or

     - for any other reason, we do not consummate the exchange offer within 210 days after issuance of the original notes;

we will, at our cost,

     - as promptly as practicable, and, in any event, on or prior to 45 days thereafter, file a shelf registration statement covering resales of the notes or the exchange notes, as the case may be,

     - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act, within 90 days of such determination and

     - keep the shelf registration statement effective for the earlier of two years after the date the notes were originally issued or the date on which all notes covered by the shelf registration statement have been sold or cease to be outstanding.

     An Initial Purchaser or holder of a note is ineligible to participate in the exchange offer if such Initial Purchaser or holder of notes cannot execute the letter of transmittal because it is unable to make the required representations therein. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each holder of notes when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification obligations).

     If:

          (a) we fail to file any registration statement required by the registration rights agreement on or before the date specified for the filing;

          (b) any required registration statement is not declared effective by the Commission on or before the latest date specified for effectiveness (the "Effectiveness Target Date");

          (c) we fail to consummate the exchange offer within 45 days of the Effectiveness Target Date; or

          (d) the shelf registration statement or the registration statement relating to the exchange offer is declared effective but thereafter ceases to be effective or usable in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement (each event referred to in clauses (a) through (d) above, a "Registration Default");

then we will pay liquidated damages to the holders of the notes or the exchange notes, with respect to the first 90-day period immediately following the occurrence of a Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes or exchange notes held by a holder.

     The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes or exchange notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 principal amount of notes or exchange notes. All accrued liquidated damages will be paid by us on each interest payment date. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer in integral multiples of $1,000.

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except for the following:

          (1) the exchange notes bear a Series B designation and different CUSIP number from the notes;

          (2) the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

          (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, $250.0 million aggregate principal amount of the notes is outstanding. Solely for reasons of administration and no other reason, we have fixed the close of business on July 12, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the indenture may participate in the exchange offer. There will be no fixed record date, however, for determining registered holders of the notes entitled to participate in the exchange offer.

     The holders of notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

     We shall be deemed to have accepted validly tendered notes when, as and if the holder of such note has validly tendered such note to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Those holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

     The "expiration date" will be 5:00 p.m., New York City time, on August 15, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date to which the exchange offer is extended.

     We have no current plans to extend the exchange offer. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, no later than the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, to

          (1) delay accepting any notes;

          (2) extend the exchange offer; or

          (3) terminate the exchange offer

if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, in each case by giving oral or written notice of such delay, extension or termination to the exchange agent, and to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of such event. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes, and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we will not have an obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from their date of issuance. Interest is payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2001, at the rate of 9 7/8% per annum. Interest on each exchange note will accrue from the last date on which interest was paid on the note being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering. Consequently, holders who exchange their notes for exchange notes will receive the same interest payment on December 15, 2001 that they would have received had they not accepted the exchange offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

PROCEDURES FOR TENDERING

     Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal or an "Agent's Message" (as defined below), and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under "Exchange Agent" for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

          (1) confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

          (2) you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company ("DTC") in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

     By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "-- Resale of the Exchange Notes."

     The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of the notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders of notes may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for such holders.

     The term "holder" with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

          (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          (2) for the account of an Eligible Institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

     We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent's account with respect to the notes in accordance with DTC's procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder of notes complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent's Message to the exchange agent. The term "Agent's Message" means a message transmitted by DTC that, when received by the exchange agent, forms part of the confirmation of a book-entry transfer and that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal designated for such notes, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Those holders who wish to tender their notes and

          (1) whose notes are not immediately available; or

          (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

          (3) who cannot complete the procedures for book-entry transfer before the expiration date;

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

may effect a tender if:

          (1) the tender is made through an Eligible Institution;

          (2) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such notes and the principal amount of notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, either (a) that a copy or facsimile of the letter of transmittal, together with the certificate(s) representing the notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) that a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC, will be delivered to the exchange agent; and

          (3) either (a) a copy or facsimile of such properly completed and executed letter of transmittal, together with the certificate(s) representing all tendered notes in proper form for transfer and all other documents required by the letter of transmittal, or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, are actually received by the exchange agent within five business days after the expiration date.

     Upon request, the exchange agent will send a Notice of Guaranteed Delivery to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of notes may be withdrawn at any time on or prior to the expiration date.

     To validly withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein on or prior to the expiration date. Any such notice of withdrawal must:

          (1) specify the name of the person having deposited the notes to be withdrawn (the "Depositor");

          (2) identify the notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

          (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the notes to register the transfer of such notes into the name of the person withdrawing the tender; and

          (4) specify the name in which any such notes are to be registered, if different from the name of the Depositor.

     We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices in our sole discretion, and our determination will be final and binding. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued in exchange for withdrawn notes unless those notes are validly retendered. Any notes that have been tendered but that are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

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

CONDITIONS OF THE EXCHANGE OFFER

     The offer is subject to the condition that the exchange offer, or the making of any exchange by a holder of notes, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in policy of the Commission such that, in the reasonable opinion of our counsel, there is a substantial question whether the exchange offer is permitted by applicable federal law, we have agreed to seek a no-action letter or other favorable decision from the Commission allowing us to consummate the exchange offer.

     If we determine that the exchange offer is not permitted by applicable federal law, we may terminate the exchange offer. In connection with any termination we may:

          (1) refuse to accept any notes and return any notes that have been tendered by the holders thereof;

          (2) extend the exchange offer and retain all notes tendered prior to the expiration date, subject to the rights of the holders of tendered notes to withdraw their tendered notes; or

          (3) waive the termination event with respect to the exchange offer and accept all properly tendered notes that have not been properly withdrawn.

     If the waiver of a termination event constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     State Street Bank and Trust Company, the Trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows: By Hand Delivery, Overnight Courier, or Registered or Certified Mail:

    State Street Bank and Trust Company
    2 Ave. de Lafayette
    Boston, MA 02111
    Attention: Exchanges/Meaghan Haight
    Facsimile: 617-662-1452
    Phone: 617-662-1603

     Any requests or deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail, but our officers, employees and affiliates may make additional solicitations in person, by telegraph or telephone.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and the Trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the notes in the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the notes in the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities. Accordingly, those notes may be resold only as follows:

          (1) to us, upon redemption or otherwise;

          (2) (a) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (b) in accordance with Rule 144 under the Securities Act, or (c) pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act.

Persons who acquire the exchange notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

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

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

     The following is a description of our principal debt obligations for borrowed money other than the exchange notes that will exist following the sale of the notes, the exchange offer and the redemption of the 9 7/8% Senior Subordinated Notes due 2004.

PLY GEM CREDIT FACILITY

     Our Ply Gem Industries, Inc. subsidiary ("Ply Gem") has outstanding borrowings under a credit facility provided by a syndicate of lenders (as amended, the "Ply Gem Credit Facility"). At March 31, 2001, the aggregate amount of outstanding borrowings under the Ply Gem Credit Facility was approximately $74.1 million. Ply Gem has not been required to make any mandatory prepayments with proceeds from asset sales since March 31, 2001.

     Loans under the Ply Gem Credit Facility, at the option of Ply Gem, bear interest at a rate equal to: (i) a fluctuating interest rate per annum in effect from time to time, equal to the higher of (A) the prime rate publicly announced by Fleet and (B) 1/2 of one percent per annum above the federal funds rate; or
(ii) the London InterBank Offer Rate plus a spread, which spread fluctuates between 30 and 107.5 basis points based on certain financial ratios of Ply Gem; provided, however, that the applicable interest rate will increase by 200 basis points during the continuance of any monetary default or event of default. Interest on the loans under the Ply Gem Credit Facility is payable quarterly in arrears. In addition, Ply Gem pays a facility fee on the aggregate principal amount available under the Ply Gem Credit Facility, which fluctuates between 20 and 30 basis points based on certain financial ratios of Ply Gem. The facility fee is payable quarterly in arrears.

     The Ply Gem Credit Facility is secured by a first-priority lien on (i) all shares of capital stock of substantially all of Ply Gem's present operating subsidiaries, (ii) all of the present and future accounts receivable and inventory of Ply Gem and substantially all of its operating subsidiaries and
(iii) all proceeds and products of the foregoing. In addition, Ply Gem and substantially all of its present operating subsidiaries have guaranteed the Ply Gem Credit Facility.

     All borrowings outstanding under the Ply Gem Credit Facility are due and payable no later than August 26, 2002. Ply Gem is also required to make mandatory prepayments of a portion of the net proceeds of asset sales. Ply Gem may prepay borrowings under the Ply Gem Credit Facility, in whole or in part without premium or penalty.

     The Ply Gem Credit Facility contains representations and warranties, covenants (including, without limitation, the financial covenants described below) and events of default customary for credit facilities of such type, except that there are no restrictions on the payment of dividends by Ply Gem unless a default exists, or would result from the payment of such dividend, under the Ply Gem Credit Facility.

     The Ply Gem Credit Facility requires Ply Gem at all times to have consolidated net worth of at least $375 million, minus the lesser of $25 million or the actual losses incurred by Ply Gem on the sale of certain unprofitable subsidiaries. Under the Ply Gem Credit Facility, Ply Gem also is required to maintain (i) a ratio of consolidated current assets to consolidated current liabilities that equals or exceeds 2.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of at least 3.5 to 1.0. Furthermore, Ply Gem must not permit its consolidated funded debt to consolidated EBITDA for the four most recent consecutive full fiscal quarters to exceed the following amounts: 2.5 to 1.0 on March 31, 2001; 2.5 to 1.0 on June 30, 2001; 2.5 to 1.0
on September 29, 2001; 2.5 to 1.0 on December 31, 2001; and 2.0 to 1.0 on March 30, 2002 and thereafter.

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

SENIOR NOTES

 9 1/4 Senior Notes

     We issued senior notes under an indenture dated March 17, 1997. The terms of these senior notes are as follows:

     - Principal Amount -- $175.0 million

     - Maturity -- March 15, 2007

     - Interest Rate -- 9 1/4%

     - Interest Payments -- Every six months on March 15 and September 15

     - Optional Redemption -- The 9 1/4% Senior Notes are redeemable in whole or in part prior to maturity at our option at any time on or after March 15, 2002, at a premium declining to par in 2005.

     - Mandatory Redemption -- Upon a change of control, we are required to make an offer to purchase the 9 1/4% Senior Notes at a purchase price equal to 101% of their principal amount. We may also be required to make an offer to purchase the 9 1/4% Senior Notes if we sell certain assets and do not apply the proceeds as specified in the indenture.

     - Ranking -- The 9 1/4% Senior Notes rank equally with all of our existing and future senior debt and are senior in right of payment to all of our existing and future subordinated debt, including the Notes.

     - Basic Covenants of the Indenture -- The 9 1/4% Senior Notes indenture contains certain covenants that, among other things, limit our ability to:

        - make investments and other restricted payments,

        - incur additional debt,

        - issue preferred stock of our subsidiaries,

        - enter into transactions with affiliates,

        - create liens,

        - sell our assets or assets of our subsidiaries, or

        - enter into mergers and consolidations.

 9 1/8 Senior Notes

     We issued senior notes under an indenture dated August 26, 1997. The terms of these senior notes are as follows:

     - Principal Amount -- $310.0 million

     - Maturity -- September 1, 2007

     - Interest Rate -- 9 1/8%

     - Interest Payments -- Every six months on March 1 and September 1

     - Optional Redemption -- The 9 1/8% Senior Notes are redeemable in whole or in part prior to maturity at our option at any time on or after September 1, 2002, at a premium declining to par in 2005.

     - Mandatory Redemption -- Upon a change of control, we are required to make an offer to purchase the 9 1/8% Senior Notes at a purchase price equal to 101% of their principal amount. We may also be required to make an offer to purchase the 9 1/8% Senior Notes if we sell certain assets and do not apply the proceeds as specified in the indenture.

     - Ranking -- The 9 1/8% Senior Notes rank equally with all of our existing and future senior debt and are senior in right of payment to all of our existing and future subordinated debt, including the Notes.

     - Basic Covenants of the Indenture -- The 9 1/8% Senior Notes indenture contains certain covenants that, among other things, limit our ability to:

        - make investments and other restricted payments,

        - incur additional debt,

        - issue preferred stock of our subsidiaries,

        - enter into transactions with affiliates,

        - create liens,

        - sell our assets or assets of our subsidiaries, or

        - enter into mergers and consolidations.

 8 7/8 Senior Notes

     We issued senior notes under an indenture dated July 31, 1998. The terms of these senior notes are as follows:

     - Principal Amount -- $210.0 million

     - Maturity -- August 1, 2008

     - Interest Rate -- 8 7/8%

     - Interest Payments -- Every six months on February 1 and August 1

     - Optional Redemption -- The 8 7/8% Senior Notes are redeemable in whole or in part prior to maturity at our option at any time on or after August 1, 2003, at a premium declining to par in 2006.

     - Mandatory Redemption -- Upon a change of control, we are required to make an offer to purchase the 8 7/8% Senior Notes at a purchase price equal to 101% of their principal amount. We may also be required to make an offer to purchase the 8 7/8% Senior Notes if we sell certain assets and do not apply the proceeds as specified in the indenture.

     - Ranking -- The 8 7/8% Senior Notes rank equally with all of our existing and future senior debt and are senior in right of payment to all of our existing and future subordinated debt, including the Notes.

     - Basic Covenants of the Indenture -- The 8 7/8% Senior Notes indenture contains certain covenants that, among other things limit our ability to:

        - make investments and other restricted payments,

        - incur additional debt,

        - issue preferred stock of our subsidiaries,

        - enter into transactions with affiliates,

        - create liens,

        - sell our assets or assets of our subsidiaries, or

        - enter into mergers and consolidations.

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

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the exchange notes. The following summary is not binding on the Internal Revenue Service (the "IRS") or the courts and we cannot assure you that the IRS or any court will take a similar view with respect to the tax consequences described below.

     The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect and all of which are subject to change, possibly on a retroactive basis. This summary applies only to those persons who purchased notes in the offering at the original "issue price" within the meaning of the Code (generally, the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers and other persons acting in the capacity of underwriters), exchange those notes for exchange notes in the exchange offer and who hold the exchange notes as "capital assets" (generally, assets held for investment) within the meaning of the Code. It does not address the tax consequences to special classes of investors, including:

     - financial institutions,

     - brokers or dealers in securities,

     - tax-exempt organizations,

     - insurance companies,

     - partnerships or flowthrough entities,

     - Subchapter S corporations,

     - persons holding Notes as part of a straddle, hedge or conversion transaction,

     - persons whose functional currency is not the United States dollar, or

     - non-United States persons.

For purposes of this summary, a "United States person" is:

     - a citizen or resident of the United States,

     - a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to United States federal income taxation regardless of its source,

     - a trust if:

        - a United States court is able to exercise primary supervision over the administration of the trust and

        - one or more United States persons have the authority to control all substantial decisions of the trust,

     - a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and

     - any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

A United States holder is a beneficial owner of an exchange note that is a United States person. A non-United States holder is a beneficial owner of an exchange note that is not a United States holder.

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

     State, local or foreign tax consequences of ownership of the exchange notes are not summarized. Purchasers of exchange notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the exchange notes and the applicability of any state, local or foreign tax laws, as well as with respect to the possible effects of changes in United States federal and other tax laws.

STATED INTEREST ON THE EXCHANGE NOTES

     Payments of stated interest on the exchange notes generally will constitute "qualified stated interest" that is taxable to a United States holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of accounting for United States federal income tax purposes.

EXCHANGE OFFER, REGISTRATION RIGHTS, LIQUIDATED DAMAGES

     Because the economic terms of the exchange notes and the notes are identical, your exchange of notes for exchange notes under this offer will not constitute a taxable exchange of notes. Even if you received exchange notes in exchange for notes on which additional interest was paid because of a registration default, the exchange should not be taxable because the exchange would occur by operation of the notes' original terms. As a result, you should not recognize taxable gain or loss when you receive the exchange notes in exchange for notes, your holding period in the exchange notes should include your holding period in the notes, and your basis in the exchange notes should equal your basis in the notes.

     In certain circumstances, we may be obligated to repurchase the exchange notes and we have the option to redeem some or all of the exchange notes at certain times under certain circumstances. Based on our current expectations, we intend to take the position that the likelihood of a redemption or repurchase of the exchange notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity or the maturity date of the exchange notes. You may not take a contrary position unless you disclose your contrary position in the manner required by applicable Treasury Regulations. If the IRS takes a different position or if, contrary to our expectations, we repurchase or redeem the exchange notes, the amount and timing of the income that you must recognize may be affected. You should consult your tax adviser with respect to the contingent payments described above.

DISPOSITION OF THE EXCHANGE NOTES

     Generally, any sale, redemption or other taxable disposition of an exchange note will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of property received (other than amounts attributable to accrued but unpaid stated interest on an exchange note) and the holder's adjusted tax basis in the exchange note. For this purpose, a holder's adjusted tax basis in an exchange note typically would equal the cost of the exchange note, increased by the amount of accrued interest included in such holder's gross income, and decreased by all principal payments previously received by such holder, in respect of the exchange note. Any gain or loss upon a sale or other disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if the exchange note has been held by the holder for more than one year. Certain holders (including individuals) are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to certain limitations under United States federal income tax laws.

     Holders should be aware that the resale of an exchange note may be affected by the "market discount" rules of the Code, under which a subsequent purchaser acquiring an exchange note at a market discount generally would be required to include as ordinary income a portion of gain realized upon the disposition or retirement of such exchange note to the extent of the market discount that accrued while the exchange note was held by such purchaser.

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

     You should consult your tax adviser regarding the treatment of capital gains and losses.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     Interest on Exchange Notes. The payment to a non-United States holder of interest that is not effectively connected with a United States trade or business on an exchange note will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that
(1) the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a "controlled foreign corporation" that is related to us, actually or constructively, through stock ownership and is not a bank that acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and either (2)(A) the beneficial owner of the exchange notes certifies to us or our agent, under penalties of perjury, that it is not a United States holder and provides its name and address on IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of such non-United States holder in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received from the beneficial owner by it or by a qualifying intermediary between it and the beneficial owner and furnishes us or our agent with a copy thereof.

     The portfolio interest exception does not apply to a non-United States holder, and payments of interest made on the exchange note to any such non-United States holder will be subject to a 30% withholding tax, unless the beneficial owner of the exchange note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN, or a suitable substitute form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI, or a suitable substitute form, stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. A non-United States holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. We may be required to report annually to the IRS and to each non-United States holder the amount of interest paid to, and the tax withheld, if any, with respect to each non-United States holder.

     If a non-United States holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, such non-United States holder will be subject to United States federal income tax on such interest in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Reporting. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

     Dispositions of Exchange Notes. Any capital gain realized on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note by a non-United States holder generally will not be subject to United States federal income tax (provided that, in the case of proceeds representing accrued interest, the portfolio interest exemption applies) provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, (2) in the case of gains derived by an individual, such individual is not present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met and (3) the non-United States holder is not subject to tax pursuant to the provisions of United States federal income tax law applicable to certain expatriates.

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

     Estate Tax. Subject to applicable estate tax treaty provisions, exchange notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be includible in such person's gross estate for United States federal estate tax purposes if the interest on the exchange notes qualifies for the portfolio interest exemption from United States federal withholding tax under the rules described above.

BACKUP WITHHOLDING

     A holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments of interest received on, and proceeds from the sale (through a broker) of, an exchange note. Backup withholding generally applies if the holder:

     - fails to furnish his or her social security or other taxpayer identification number ("TIN") to us (or to another relevant payor) in the required manner,

     - furnishes an incorrect TIN and the IRS so notifies us (or such other payor),

     - is notified by the IRS that he or she has failed to report properly payments of interest or dividends and the IRS has notified us (or such other payor) that he or she is subject to withholding, or

     - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding.

     Recently enacted tax legislation reduces the backup withholding tax rate to
(i) 30.5% for amounts paid after August 6, 2001 through the end of 2001, (ii) 30% for amounts paid during 2002 and 2003, (iii) 29% for amounts paid during 2004 and 2005, and (iv) 28% for amounts paid during 2006 through 2010. The backup withholding rate reductions will expire and the backup withholding rate will revert to 31% for amounts paid after December 31, 2010, unless Congress enacts tax legislation providing otherwise. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations) are not subject to backup withholding.

     Generally, information reporting and backup withholding do not apply to payments that are subject to the 30% withholding tax on interest paid to a non-United States holder or to interest that is exempt from that tax by application of a tax treaty or special exception, provided that the non-United States holder provides the statement described in "-- U.S. Federal Income Tax Considerations for Non-United States Holders -- Interest on Exchange Notes" and we do not have actual knowledge or reason to know that the non-United States holder is a United States person. Also, generally, if payments are made to non-United States holders by a broker upon a sale of the exchange notes, the payments will not be subject to information reporting or backup withholding. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability, and may entitle the holder to a refund, provided that the required information is furnished to the IRS. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for notes that the broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Any broker-dealer may use this prospectus, as we may amend or supplement it from time to time, in connection with resales of exchange notes received in exchange for notes. For a period of 180 days after we complete the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. All resales must be made in compliance with state securities or blue sky laws. We assume no responsibility for compliance with these requirements.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Broker-dealers may sell exchange notes received for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale of this type may be made directly to the purchaser or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells the exchange notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The initial purchasers have advised us that, following completion of this exchange offer, they intend to make a market in the exchange notes. However, the initial purchasers are under no obligation to do so, and they may discontinue any market activities with respect to the exchange notes at any time.

                                 LEGAL MATTERS

     The validity of the exchange notes offered by this prospectus will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

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

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     You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  NORTEK, INC.

                                 EXCHANGE OFFER

                                  $250,000,000

               9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2011

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                                  NORTEK LOGO
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                                 JULY 12, 2001

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